UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ARCHER-DANIELS-MIDLAND COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ARCHER-DANIELS-MIDLAND COMPANY

77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601

NOTICE OF ANNUAL MEETING

To All Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Archer-Daniels-Midland Company, a Delaware corporation, will be held at the JAMES R. RANDALL RESEARCH CENTER located at 1001 Brush College Road, Decatur, Illinois, on Thursday, May 5, 2016, commencing at 10:00 A.M., for the following purposes:

(1) To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;

(2) To ratify the appointment by the Board of Directors of Ernst & Young LLP as independent auditors to audit the accounts of our company for the fiscal year ending December 31, 2016;

(3) To consider an advisory vote on the compensation of our named executive officers; and

(4) To transact such other business as may properly come before the meeting.

By Order of the Board of Directors

D. C. FINDLAY, SECRETARY

March 28, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 5, 2016: THE PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT www.adm.com/proxy

PROXY SUMMARY

The following is a summary of certain key disclosures in this proxy statement. This is only a summary, and it may not contain all of the information that is important to you. For more complete information, please review this proxy statement in its entirety as well as our 2015 Annual Report on Form 10-K.

General Information

See pages 4-5

Meeting: Annual Meeting of Stockholders

Date: Thursday, May 5, 2016

Time: 10:00 A.M.

Location: JAMES R. RANDALL RESEARCH CENTER

1001 Brush College Road, Decatur, Illinois

Record Date: March 10, 2016

Stock Symbol: ADM

Exchange: NYSE

Common Stock Outstanding: 587,155,298 as of March 10, 2016

Registrar & Transfer Agent: Hickory Point Bank and Trust, fsb

State of Incorporation: Delaware

Corporate Headquarters: 77 West Wacker Drive, Suite 4600,

Chicago, Illinois 60601

Corporate Website: www.adm.com

Executive Compensation

See pages 21-48

CEO: Juan R. Luciano

CEO 2015 TOTAL DIRECT COMPENSATION:

• Salary: $1,200,000

• Non-Equity Incentive Plan Compensation: $1,428,420

• Long-Term Incentives: $6,714,267

CEO Employment Agreement: No

Change-in-Control Agreement: No

Stock Ownership Guidelines: Yes

Hedging Policy: Yes

Other Items to Be Voted On

See pages 54-55

Ratification of Appointment of independent registered public accounting firm (Ernst & Young LLP)

Advisory Vote on Executive Compensation

Corporate Governance

See pages 13-20

Director Nominees: 12

• Alan L. Boeckmann (Independent)

• Mollie Hale Carter (Independent)

• Terrell K. Crews (Independent)

• Pierre Dufour (Independent)

• Donald E. Felsinger (Independent)

• Juan R. Luciano

• Antonio Maciel Neto (Independent)

• Patrick J. Moore (Independent)

• Francisco Sanchez (Independent)

• Debra A. Sandler (Independent)

• Daniel Shih (Independent)

• Kelvin R. Westbrook (Independent)

Director Term: One year

Director Election Standard: Majority voting standard for uncontested elections

Board Meetings in 2015: 8

Standing Board Committees (Meetings in 2015):

• Audit (9)

• Compensation/Succession (6)

• Nominating/Corporate Governance (5)

Supermajority Voting Requirements: No

Stockholder Rights Plan: No

ADM Proxy Statement 2016	1

PROXY SUMMARY

GOVERNANCE HIGHLIGHTS

Our board of directors views itself as the long-term stewards of ADM. The board is committed to enhancing the success and value of our company for its stockholders, as well as for other stakeholders such as employees, business partners and others. The board recognizes the importance of good corporate governance and understands that transparent disclosure of its governance practices helps stockholders assess the quality of our company and its management and the value of their investment decisions.

ADM’s corporate governance practices are intended to ensure independence, transparency, management accountability, effective decision making and appropriate monitoring of compliance and performance. We believe that these strong corporate governance practices, together with our enduring corporate values and ethics, are critical to providing lasting value to the stockholders of our company.

We use majority voting for uncontested director elections.	11 of our 12 current directors are independent and only independent directors serve on the Audit, Compensation/Succession and Nominating/Corporate Governance Committees.
We have an independent Lead Director, selected by the independent directors. The Lead Director provides the board with independent leadership, facilitates the board’s independence from management, and has broad powers as described on page 13.	Our independent directors meet in executive session at each regular in-person board meeting.
We have a policy prohibiting directors and officers from trading in derivative securities of our company and no NEOs or directors have pledged any company stock.	Significant stock ownership requirements are in place for directors and executive officers.
The board and each standing committee annually conduct evaluations of their performance. Directors annually evaluate each other, and these evaluations are used to assess future re-nominations to our board.	Individuals cannot stand for election as a director once they reach age 75 and our Corporate Governance Guidelines set forth limits on the number of public company boards on which a director can serve.
Holders of 10% or more of our common stock have the ability to call a special meeting of stockholders.	In 2015 we amended our bylaws to include a “proxy access” provision under which a small group of stockholders who has owned at least 3% of our common stock for at least 3 years may submit nominees for up to 20% of the board seats for inclusion in our proxy statement.

DIRECTOR QUALIFICATIONS AND EXPERIENCE

The following chart provides summary information about each of our directors’ skills and experiences. More detailed information is provided in each director’s biography beginning on page 7.

Director	Current/Former CEO	Non-U.S. Experience	Risk Management Experience	M&A Experience	Government/ Public Policy Experience	Agriculture or Food Industry Experience	Corporate Governance Experience
A. L. Boeckmann	x	x	x	x			x
M. H. Carter	x				x	x	x
T. K. Crews		x	x	x		x
P. Dufour		x	x
D. E. Felsinger	x	x	x	x			x
J. R. Luciano	x	x	x	x		x
A. Maciel	x	x			x		x
P. J. Moore	x	x		x	x		x
F. Sanchez		x			x
D. A. Sandler	x	x		x		x	x
D. Shih		x	x	x	x
K. R. Westbrook	x			x	x		x

2	ADM Proxy Statement 2016

PROXY SUMMARY

VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposal	Board Voting Recommendation	Page Reference
Proposal No. 1 — Election of Directors	FOR	6
Proposal No. 2 — Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	54
Proposal No. 3 — Advisory Vote on Executive Compensation	FOR	55

ADM Proxy Statement 2016	3

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

PROXY STATEMENT

General Matters

Our board of directors asks that you complete the accompanying proxy for the annual stockholders’ meeting. The meeting will be held at the time, place, and location mentioned in the Notice of Annual Meeting included in this mailing. We are first mailing our stockholders this proxy statement and a proxy form (included in this mailing) around March 28, 2016.

We pay the costs of soliciting proxies from our stockholders. We have retained Georgeson LLC to help us solicit proxies. We will pay Georgeson LLC approximately $24,000 plus reasonable expenses for its services. Our employees or employees of Georgeson LLC may also solicit proxies in person or by telephone, mail, or the internet at a cost which we expect will be nominal. We will reimburse brokerage firms and other securities custodians for their reasonable expenses in forwarding proxy materials to their principals.

We have a policy of keeping confidential all proxies, ballots, and voting tabulations that identify individual stockholders. Such documents are available for examination only by the inspectors of election, our transfer agent and certain employees associated with processing proxy cards and tabulating the vote. We will not disclose any stockholder’s vote except in a contested proxy solicitation or as may be necessary to meet legal requirements.

Our common stockholders of record at the close of business on March 10, 2016, are the only people entitled to notice of the annual meeting and to vote at the meeting. At the close of business on March 10, 2016, we had 587,155,298 outstanding shares of common stock, each share being entitled to one vote on each of the twelve director nominees and on each of the other matters to be voted on at the meeting. Our stockholders and advisors to our company are the only people entitled to attend the annual meeting. We reserve the right to direct stockholder representatives with the proper documentation to an alternative room to observe the meeting.

All stockholders will need a form of photo identification to attend the annual meeting. If you are a stockholder of record and plan to attend, please detach the admission ticket from the top of your proxy card and bring it with you to the meeting. The number of people we will admit to the meeting will be determined by how the shares are registered, as indicated on the admission ticket. If you are a stockholder whose shares are held by a broker, bank, or other nominee, please request an admission ticket by writing to our office at Archer-Daniels-Midland Company, Investor Relations, 4666 Faries Parkway, Decatur, Illinois 62526-5666. Your letter to our office must include evidence of your stock ownership. You can obtain evidence of ownership from your broker, bank, or nominee. The number of tickets sent will be determined by the manner in which shares are registered. If your request is received by April 21, 2016, an admission ticket will be mailed to you. Entities such as a corporation or limited liability company that are stockholders may send one representative to the annual meeting and the representative should have a pre-existing relationship with the entity represented. All other admission tickets can be obtained at the registration table located at the James R. Randall Research Center lobby beginning at 9:00 A.M. on the day of the meeting. Stockholders who do not pre-register will be admitted to the meeting only upon verification of stock ownership.

The use of cameras, video or audio recorders or other recording devices in the James R. Randall Research Center is prohibited. The display of posters, signs, banners or any other type of signage by any stockholder in the James R. Randall Research Center is also prohibited. Firearms are also prohibited in the James R. Randall Research Center.

Any request to deviate from the admittance guidelines described above must be in writing, addressed to our office at Archer-Daniels-Midland Company, Secretary, 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601 and received by us by April 21, 2016. We will also have personnel in the lobby of the James R. Randall Research Center beginning at 9:00 A.M. on the day of the meeting to consider special requests.

If you properly execute the enclosed proxy form, your shares will be voted at the meeting. You may revoke your proxy form at any time prior to voting by:

(1) delivering written notice of revocation to our Secretary;

(2) delivering to our Secretary a new proxy form bearing a date later than your previous proxy; or

(3) attending the meeting and voting in person (attendance at the meeting will not, by itself, revoke a proxy).

4	ADM Proxy Statement 2016

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Under our bylaws, stockholders elect our directors by a majority vote in an uncontested election (one in which the number of nominees is the same as the number of directors to be elected) and by a plurality vote in a contested election (one in which the number of nominees exceeds the number of directors to be elected). Because this year’s election is an uncontested election, each director nominee receiving a majority of votes cast will be elected (the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). Approval of each other proposal presented in the proxy statement requires the affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or by proxy at the meeting and entitled to vote on that matter. Shares not present at the meeting and shares voting “abstain” have no effect on the election of directors. For the other proposals to be voted on at the meeting, abstentions are treated as shares present or represented and voting, and therefore have the same effect as negative votes. Broker non-votes (shares held by brokers who do not have discretionary authority to vote on the matter and have not received voting instructions from their clients) are counted toward a quorum, but are not counted for any purpose in determining whether a matter has been approved.

PRINCIPAL HOLDERS OF VOTING SECURITIES

Based upon filings with the Securities and Exchange Commission (“SEC”), we know that the following stockholders are beneficial owners of more than 5% of our outstanding common stock shares:

Name and Address of Beneficial Owner	Amount	Percent Of Class
State Farm Mutual Automobile Insurance Company and related entities One State Farm Plaza, Bloomington, IL 61710	56,578,319(1)	9.50

The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	37,308,972(2)	6.25

BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	33,826,080(3)	5.70

State Street Corporation One Lincoln Street, Boston, MA 02111	31,359,740(4)	5.30

(1) Based on a Schedule 13G filed with the SEC on February 2, 2016, State Farm Mutual Automobile Insurance Company and related entities have shared voting and dispositive power with respect to 283,577 shares and sole voting and dispositive power with respect to 56,294,742 shares.

(2) Based on a Schedule 13G/A filed with the SEC on February 10, 2016, The Vanguard Group has sole voting power with respect to 1,105,676 shares, sole dispositive power with respect to 36,118,998 shares, shared voting power with respect to 64,500 shares and shared dispositive power with respect to 1,189,974 shares.

(3) Based on a Schedule 13G/A filed with the SEC on January 25, 2016, BlackRock, Inc. has sole voting power with respect to 28,132,054 shares and sole dispositive power with respect to 33,826,080 shares.

(4) Based on a Schedule 13G filed with the SEC on February 12, 2016, State Street Corporation has shared voting and dispositive power with respect to 31,359,740 shares.

ADM Proxy Statement 2016	5

PROPOSAL NO. 1

PROPOSAL NO. 1 — ELECTION OF DIRECTORS FOR A ONE-YEAR TERM

Our board of directors has fixed the size of the board at twelve. Unless you provide different directions, we intend for board-solicited proxies (like this one) to be voted for the nominees named below. Mr. O’Neill, a current member of our board of directors, has determined not to stand for re-election. As of March 10, 2016, Mr. O’Neill beneficially owned 29,592 shares of common stock, all of which consisted of stock units allocated under our Stock Unit Plan for Nonemployee Directors which are deemed to be the equivalent of outstanding shares of common stock. Ms. Woertz retired as Chairman and an executive officer of our company effective December 31, 2015 and Mr. Luciano was elected Chairman effective January 1, 2016. As of March 10, 2016, Ms. Woertz beneficially owned 3,761,733 shares of our common stock, consisting of 984,988 shares owned individually or in trust, 2,776,033 shares that were unissued but subject to stock options exercisable within 60 days, and 712 shares allocated under our 401(k) and Employee Stock Ownership Plan.

Eleven of the twelve nominees proposed for election to our board of directors are presently members of our board and have previously been elected by our stockholders. The new nominee for election is Debra A. Sandler. Ms. Sandler was identified by the Nominating/Corporate Governance Committee as a potential nominee and was recommended by the Nominating/Corporate Governance Committee after it completed its interview and vetting process.

If elected, the nominees would hold office until the next annual stockholders’ meeting and until their successors are elected and qualified. If any nominee for director becomes unable to serve as a director, the persons named in the proxy may vote for a substitute who will be designated by the board of directors. Alternatively, the board of directors could reduce the size of the board. The board has no reason to believe that any nominee will be unable to serve as a director.

Our bylaws require that each director be elected by a majority of votes cast with respect to that director in an uncontested election (where the number of nominees is the same as the number of directors to be elected). In a contested election (where the number of nominees exceeds the number of directors to be elected), the plurality voting standard governs the election of directors. Under the plurality standard, the number of nominees equal to the number of directors to be elected who receive more votes than the other nominees are elected to the board, regardless of whether they receive a majority of the votes cast. Whether an election is contested or not is determined as of the day before we first mail our meeting notice to stockholders. This year’s election was determined to be an uncontested election, and the majority vote standard will apply. If a nominee who is serving as a director is not elected at the annual meeting, Delaware law provides that the director would continue to serve on the board as a “holdover director.” However, under our Corporate Governance Guidelines, each director annually submits an advance, contingent, irrevocable resignation that the board may accept if the director fails to be elected through a majority vote in an uncontested election. In that situation, the Nominating/Corporate Governance Committee would make a recommendation to the board about whether to accept or reject the resignation. The board will act on the Nominating/Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days after the date the election results are certified. The board will nominate for election or re-election as director, and will elect as directors to fill vacancies and new directorships, only candidates who agree to tender the form of resignation described above. If a nominee who was not already serving as a director fails to receive a majority of votes cast at the annual meeting, Delaware law provides that the nominee does not serve on the board as a “holdover director.”

The information below describes the nominees, their ages, positions with our company, principal occupations, current directorships of other publicly-owned companies, directorships of other publicly-owned companies held within the past five years, the year in which each first was elected as a director, and the number of shares of common stock beneficially owned as of March 10, 2016, directly or indirectly. Unless otherwise indicated, and subject to community property laws where applicable, we believe that each nominee named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, all of the nominees have been executive officers of their respective companies or employed as otherwise specified below for at least the last five years.

The Board of Directors recommends a vote FOR the election of the twelve nominees named below as directors. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

6	ADM Proxy Statement 2016

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Alan L. Boeckmann

Age: 67

Director since: 2012

Common stock owned: 28,370(1)

Percent of class: *

Principal Occupation or Position: Non-Executive Chairman of Fluor Corporation (an engineering and construction firm) from February, 2011 – February, 2012; Chairman and Chief Executive Officer of Fluor Corporation from February, 2002 – February, 2011.

Directorships of Other Publicly-Owned Companies: Director of Sempra Energy and BP p.l.c.; Director of BHP Billiton within the past five years.

Qualifications and Career Highlights:

Prior to retiring in February, 2012, Mr. Boeckmann served in a variety of engineering and executive management positions during his 35-plus year career with Fluor Corporation, including non-executive Chairman of the Board from 2011 to 2012, Chairman of the Board and Chief Executive Officer from 2002 to 2011, and President and Chief Operating Officer from 2001 to 2002. His tenure with Fluor Corporation included responsibility for global operations and multiple international assignments. Mr. Boeckmann currently serves as a director of Sempra Energy and BP p.l.c. and as a trustee and director of Eisenhower Medical Center in Rancho Mirage, California. He has previously served on the boards of BHP Billiton and Burlington-Northern Santa Fe. Mr. Boeckmann has been an outspoken business leader in promoting international standards for business ethics. His extensive board and executive management experience, coupled with his commitment to ethical conduct in international business activities, makes him a valuable addition to our board of directors.

Mollie Hale Carter

Age: 53

Director since: 1996

Common stock owned: 11,694,569(2)

Percent of class: 1.99

Principal Occupation or Position: Chairman, Chief Executive Officer and President, Sunflower Bank and Vice President, Star A, Inc. (a farming and ranching operation).

Directorships of Other Publicly-Owned Companies: Director of Westar Energy, Inc.

Qualifications and Career Highlights:

Ms. Carter has twenty-seven years of business experience in the agricultural sector, including consulting, finance and operations. Ms. Carter also has served since 1995 as the Chairman and/or Chief Executive Officer of a regional financial institution based in Salina, Kansas. Ms. Carter’s qualifications to serve as a director of the company include her substantial leadership experience as a chief executive officer, her financial expertise, her service as a director of Westar Energy, Inc., her previous service as a director of Premium Standard Farms, Inc., and her significant experience in the agricultural sector.

ADM Proxy Statement 2016	7

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Terrell K. Crews

Age: 60

Director since: 2011

Common stock owned: 19,103(3)

Percent of class: *

Principal Occupation or Position: Executive Vice President, Chief Financial Officer and Vegetable Business Chief Executive Officer of Monsanto Company (an agricultural company) from September, 2007 – November, 2009; Executive Vice President and Chief Financial Officer of Monsanto Company from 2000 – 2007.

Directorships of Other Publicly-Owned Companies: Director of WestRock Company and Hormel Foods Corporation; Director of Rock-Tenn Company and Smurfit-Stone Container Corporation within the past five years.

Qualifications and Career Highlights:

Mr. Crews retired from Monsanto Company in November, 2009. He served as Executive Vice President, Chief Financial Officer and Vegetable Business CEO for Monsanto Company from September, 2007 to November, 2009, and Executive Vice President and Chief Financial Officer from 2000 to 2007. Mr. Crews brings to our board of directors extensive expertise in finance and related functions, as well as significant knowledge of corporate development, agri-business and international operations.

Pierre Dufour

Age: 60

Director since: 2010

Common stock owned: 28,830(4)

Percent of class: *

Principal Occupation or Position: Senior Executive Vice President of Air Liquide Group (a leading provider of gases for industry, health and the environment) since November, 2007; Executive Vice President of Air Liquide Group since 2002.

Directorships of Other Publicly-Owned Companies: Director of Air Liquide S.A.

Qualifications and Career Highlights:

Mr. Dufour is Senior Executive Vice President of Air Liquide Group, the world leader in gases for industry, health and the environment. Having joined Air Liquide in 1997, Mr. Dufour was named Senior Executive Vice President in November, 2007. Since January, 2010, he has supervised Air Liquide’s operations in the Americas, Africa-Middle East and Asia-Pacific zones, while also overseeing, globally, Air Liquide’s industrial World Business Lines, Engineering and Construction. Mr. Dufour was elected to the board of Air Liquide S.A. in May, 2012. Mr. Dufour’s qualifications to serve as a director of our company include his substantial leadership, engineering, operations management and international business experience.

8	ADM Proxy Statement 2016

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Donald E. Felsinger

Age: 68

Director since: 2010

Common stock owned: 42,073(1)

Percent of class: *

Principal Occupation or Position: Executive Chairman of Sempra Energy (an energy services company) from June, 2011 – December, 2012; Chairman and Chief Executive Officer of Sempra Energy from February, 2006 – June, 2011; President and Chief Operating Officer of Sempra Energy beginning in January, 2005.

Directorships of Other Publicly-Owned Companies: Director of Northrop Grumman Corporation and Gannett Co., Inc.

Qualifications and Career Highlights:

Mr. Felsinger brings extensive experience as a board member, chair and CEO with Fortune 500 companies. Mr. Felsinger retired as Executive Chairman of Sempra Energy in December, 2012. His lead- ership roles at Sempra Energy and other companies have allowed him to provide our board of directors with his expertise in mergers and acquisitions, environmental matters, corporate governance, strategic planning, engineering, finance, human resources, compliance, risk management, international business and public affairs.

Juan R. Luciano

Age: 54

Director since: 2015

Common stock owned: 1,014,139(5)

Percent of class: *

Principal Occupation or Position: Chairman of the Board, Chief Executive Officer and President since January, 2016; Chief Executive Officer and President since January, 2015; President and Chief Operating Officer from February, 2014 to December, 2014; Executive Vice President and Chief Operating Officer from April, 2011 to February, 2014; Executive Vice President, Performance Division at Dow Chemical Company from August, 2010 to April, 2011; Senior Vice President of Hydrocarbons & Basic Plastics Division at Dow Chemical Company from December, 2008 to August, 2010.

Directorships of Other Publicly-Owned Companies: Director of Eli Lilly and Company and Wilmar International Limited.

Qualifications and Career Highlights:

Mr. Luciano joined ADM in 2011 as executive vice president and chief operating officer, was named president in February, 2014, was named Chief Executive Officer effective January, 2015, and was named Chairman of the Board effective January, 2016. Mr. Luciano has overseen the commercial and production activities of ADM’s Corn, Oilseeds, and Agricultural Services businesses, as well as its research, project management, procurement and risk management functions. He has also overseen the company’s operational excellence initiatives, which seek to improve productivity and efficiency companywide. He has led the company’s efforts to improve its capital, cost and cash positions. Previously, Mr. Luciano was with The Dow Chemical Company, where he last served as executive vice president and president of the Performance Division.

ADM Proxy Statement 2016	9

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Antonio Maciel Neto

Age: 58

Director since: 2006

Common stock owned: 27,459(1)

Percent of class: *

Principal Occupation or Position: Chief Executive Officer of CAOA Group (a Brazilian vehicle distributor and manufacturer) since March, 2013; Chief Executive Officer of Suzano Papel e Celulose (a Brazilian paper and pulp company) from June, 2006 – January, 2013; President of Ford South America from October, 2003 – April, 2006; President of Ford Brazil from July, 1999 – October, 2003.

Directorships of Other Publicly-Owned Companies: Director of Marfrig Alimentos S.A.

Qualifications and Career Highlights:

Mr. Maciel was named Chief Executive Officer of CAOA Group, a large Brazilian vehicle distributor and manufacturer, in March, 2013. Mr. Maciel served as Chief Executive Officer of Suzano Papel e Celulose S/A, one of Latin America’s largest vertically integrated producers of paper and eucalyptus pulp, from June, 2006 to January, 2013. From 1999 to May, 2006, Mr. Maciel held various executive positions with Ford Motor Company, including Chief Executive Officer of Ford South America Operations. Mr. Maciel’s qualifications to serve on our board of directors include his substantial leadership, international business, environmental and sustainability, engineering, product development and innovations and operations management experience.

Patrick J. Moore

Age: 61

Director since: 2003

Common stock owned: 42,725(1)

Percent of class: *

Principal Occupation or Position: President and Chief Executive Officer of PJM Advisors, LLC (an investment and advisory firm) since June, 2011; Chief Executive Officer of Smurfit-Stone Container Corporation from June, 2010 – May, 2011; Chairman and Chief Executive Officer of Smurfit-Stone Container Corporation from 2002 – June, 2010.

Directorships of Other Publicly-Owned Companies: Director of Energizer Holdings, Inc.; Director of Rentech Inc., Exelis, Inc., Smurfit-Stone Container Corporation and Ralcorp Holdings, Inc. within the past five years(6).

Career Highlights:

Mr. Moore retired as Chief Executive Officer of Smurfit-Stone Container Corporation in 2011, and held positions of increasing importance at Smurfit-Stone and related companies since 1987. Prior to 1987, Mr. Moore served 12 years at Continental Bank in various corporate lending, international banking and administrative positions. Mr. Moore brings to our board of directors his substantial experience in leadership, banking and finance, strategy development, sustainability and operations management.

10	ADM Proxy Statement 2016

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Francisco Sanchez

Age: 56

Director since: 2014

Common stock owned: 8,151(7)

Percent of class: *

Principal Occupation or Position: Senior Managing Director of Pt. Capital (a private equity firm) and Chairman of CNS Global Consulting (an international trade and investment consulting firm) since November, 2013; Under Secretary for International Trade, U.S. Department of Commerce from March, 2010 – November, 2013; Senior Advisor, U.S. Department of Commerce from May, 2009 – March, 2010.

Directorships of Other Publicly-Owned Companies: Director of Good Resources Holdings Ltd.

Qualifications and Career Highlights:

Mr. Sanchez is a Senior Managing Director at Pt. Capital, a private equity firm focused on responsible investments in the Pan Arctic. In addition, he is the founder and Chairman of the Board of CNS Global Consulting, a firm focused on international trade and investment. He is also a non-resident Fellow at the Brookings Institution. In 2009 President Obama nominated Mr. Sanchez to be the Under Secretary for International Trade at the U.S. Department of Commerce. He was later unanimously confirmed by the U.S. Senate. Mr. Sanchez served in that role until November, 2013. There he was responsible for strengthening the competitiveness of U.S. industry, promoting trade and investment, enforcing trade laws and agreements, and implementing the President’s National Export Initiative. Mr. Sanchez brings to our board of directors substantial experience in public policy, international trade and international investment.

Debra A. Sandler

Age: 56

Director since:

Common stock owned: 0

Percent of class: –

Principal Occupation or Position: President of LaGrenade Group, LLC (a marketing consulting firm) since October, 2015; Chief Health and Wellbeing Officer of Mars, Inc. from July, 2014–July, 2015; President, Chocolate, North America of Mars, Inc. from April, 2012–July, 2014; Chief Consumer Officer of Mars Chocolate North America from November, 2009–March, 2012.

Directorships of Other Publicly-Owned Companies: Director of Gannett Co., Inc.

Qualifications and Career Highlights:

Ms. Sandler is currently President of LaGrenade Group, LLC, a marketing consultancy she founded to advise consumer packaged goods companies operating in the Health and Wellness space. She was previously Chief Health and Wellbeing Officer of Mars, Inc., a position she held from July, 2014 to July, 2015. Additionally, she served as President, Chocolate, North America from April, 2012 to July, 2014; and Chief Consumer Officer, Mars Chocolate North America from November, 2009 to March, 2012. Prior to joining Mars, Ms. Sandler spent 10 years with Johnson & Johnson in a variety of leadership roles. She currently serves on the board of Gannett Co., Inc., is a Trustee of Hofstra University and Hampton University, and a member of the Executive Leadership Council. Ms. Sandler has strong marketing and operating experience and a proven record of creating, building, enhancing and leading well-known consumer brands as a result of the leadership positions she has held with Mars, Johnson & Johnson and PepsiCo.

ADM Proxy Statement 2016	11

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Daniel Shih

Age: 64

Director since: 2012

Common stock owned: 11,127(1)

Percent of class: *

Principal Occupation or Position: Deputy Chairman, Executive Director and Chief Strategy Officer of Stella International Holdings Limited (a developer and manufacturer of footwear) from May, 2008 – August, 2013; Chairman of PepsiCo (China) Investment Ltd. and President, PepsiCo Beverages, China from October, 2006 – April, 2008.

Qualifications and Career Highlights:

Mr. Shih served as Deputy Chairman, Executive Director and Chief Strategy Officer of Stella International Holdings Limited, a company listed on the Main Board of the Hong Kong Stock Exchange, from May, 2008 to August, 2013. He previously held executive positions with PepsiCo (China) Investment Ltd. and Motorola (China) Electronic Ltd. Mr. Shih’s qualifications to serve as a director of the company include his extensive business experience in Asia and his expertise in business strategy, leadership development, joint ventures and mergers and acquisitions.

Kelvin R. Westbrook

Age: 60

Director since: 2003

Common stock owned: 46,435(1)

Percent of class: *

Principal Occupation or Position: President and Chief Executive Officer of KRW Advisors, LLC (a consulting and advisory firm) since October, 2007; Chairman and Chief Strategic Officer of Millennium Digital Media Systems, L.L.C. (a broadband services company) (“MDM”)(8) from approximately September, 2006 – October, 2007; President and Chief Executive Officer of Millennium Digital Media, L.L.C. from May 1997 – October, 2006.

Directorships of Other Publicly-Owned Companies: Director of Stifel Financial Corp. and T-Mobile USA, Inc. and Trust Manager of Camden Property Trust.

Qualifications and Career Highlights:

Mr. Westbrook brings legal, media and marketing expertise to the board of directors. He is a former partner of a national law firm, was the President, Chief Executive Officer and co-founder of two large cable television and broadband companies and was or is a member of the board of numerous high-profile companies, including T-Mobile USA, Inc. and the National Cable Satellite Corporation, better known as C-SPAN. Mr. Westbrook currently serves on the boards of three other public companies and a multi-billion dollar not-for-profit healthcare services company.

* Less than 1% of outstanding shares

(1) Includes only stock units allocated under our Stock Unit Plan for Nonemployee Directors that are deemed to be the equivalent of outstanding shares of common stock for valuation purposes.

(2) Includes 2,629,545 shares held in a family foundation or owned by or in trust for members of Ms. Carter’s family, 8,918,000 shares held in a limited partnership and 147,024 stock units allocated under our Stock Unit Plan for Nonemployee Directors.

(3) Includes 760 shares owned individually and 18,343 stock units allocated under our Stock Unit Plan for Nonemployee Directors.

(4) Includes 7,700 shares owned individually and 21,130 stock units allocated under our Stock Unit Plan for Nonemployee Directors.

(5) Includes 539,203 shares owned individually or in trust and 474,936 shares that are unissued but are subject to stock options exercisable within 60 days.

(6) Smurfit-Stone Container Corporation and its U.S. and Canadian subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in January 2009.

(7) Includes 2,500 shares owned individually and 5,651 stock units allocated under our Stock Unit Plan for Nonemployee Directors.

(8) Broadstripe, LLC (formerly MDM) and certain of its affiliates filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in January, 2009, approximately fifteen months after Mr. Westbrook resigned from MDM.

Director Experiences, Qualifications, Attributes and Skills, and Board Diversity

In assessing an individual’s qualifications to become a member of the board, the Nominating/Corporate Governance Committee may consider various factors including education, experience, judgment, independence, integrity, availability, and other factors that the Committee deems appropriate. The Nominating/Corporate Governance Committee strives to recommend candidates that complement the current board members and other proposed nominees so as to further the objective of having a board that reflects a diversity of background and experience with the necessary skills to effectively perform the functions of the board and its committees. In addition, the Committee considers personal characteristics of nominees and current board members, including race, gender and geographic origin, in an effort to obtain a diversity of perspectives on the board.

The specific experience, qualifications, attributes and skills that qualify each of our directors to serve on our board are described in the biographies above.

12	ADM Proxy Statement 2016

BOARD LEADERSHIP STRUCTURE

BOARD LEADERSHIP STRUCTURE

Our company’s board of directors does not have a current requirement that the roles of Chief Executive Officer and Chairman of the Board be either combined or separated, because the board believes it is in the best interest of our company to make this determination based on the position and direction of the company and the constitution of the board and management team. The board regularly evaluates whether the roles of Chief Executive Officer and Chairman of the Board should be combined or separated. The board’s recent implementation of a careful and seamless succession plan demonstrates that the board takes seriously its responsibilities under the Corporate Governance Guidelines to determine who should serve as Chairman at any point in time in light of the specific circumstances facing our company. In December 2015, after careful consideration, the Board determined that having Mr. Luciano, our company’s Chief Executive Officer, serve as Chairman is in the best interest of our stockholders at this time. The Chief Executive Officer is responsible for the day-to-day management of our company and the development and implementation of our company’s strategy, and has access to the people, information and resources necessary to facilitate board function. Therefore, the board believes at this time that combining the roles of Chief Executive Officer and Chairman contributes to an efficient and effective board.

The non-management directors elect a Lead Director at the board’s annual meeting. Mr. Felsinger is currently serving as Lead Director. The board believes that having an independent Lead Director provides the board with independent leadership and facilitates the independence of the board from management. In accordance with our Corporate Governance Guidelines, the Lead Director: (i) presides at all meetings of the board at which the Chairman is not present, including executive sessions of the independent directors and regularly meets with the Chairman and Chief Executive Officer for discussion of appropriate matters arising from these sessions; (ii) coordinates the activities of the other independent directors and serves as liaison between the Chairman and the independent directors; (iii) consults with the Chairman and approves all meeting agendas, schedules and information provided to the board; (iv) interviews, along with the Chairman and the Chair and members of the Nominating/Corporate Governance Committee, all director candidates and makes recommendations to the Nominating/Corporate Governance Committee; (v) advises the Nominating/Corporate Governance Committee on the selection of members of the board committees; (vi) advises the board committees on the selection of committee chairs; (vii) works with the Chairman and Chief Executive Officer to propose a schedule of major discussion items for the board; (viii) guides the board’s governance processes; (ix) provides leadership to the board if circumstances arise in which the role of the Chairman or Chief Executive Officer may be, or may be perceived to be, in conflict; (x) has the authority to call meetings of the independent directors; (xi) if requested by major shareholders, ensures that he or she is available for consultation and direct communication; and (xii) performs such other duties and responsibilities as the board may determine.

In addition to electing a Lead Director, our non-management directors facilitate the board’s independence by meeting frequently as a group and fostering a climate of transparent communication. The high level of contact between our Lead Director and our Chairman between board meetings and the specificity contained in the board’s delegation of authority parameters also serve to foster effective board leadership.

Board Role in Risk Oversight

Management is responsible for day-to-day risk assessment and mitigation activities, and our company’s board of directors is responsible for risk oversight, focusing on our company’s overall risk management strategy, our company’s degree of tolerance for risk and the steps management is taking to manage our company’s risks. While the board as a whole maintains the ultimate oversight responsibility for risk management, the committees of the board can be assigned responsibility for risk management oversight of specific areas. The Audit Committee currently maintains responsibility for overseeing our company’s enterprise risk management process and regularly discusses our company’s major risk exposures, the steps management has taken to monitor and control such exposures, and guidelines and policies to govern our company’s risk assessment and risk management processes. The Audit Committee periodically reports to our board of directors regarding significant matters identified with respect to the foregoing. The Nominating/Corporate Governance Committee has the authority to assign oversight of risk areas to specific committees as the need arises.

ADM Proxy Statement 2016	13

BOARD LEADERSHIP STRUCTURE

Management has established an Integrated Risk Management Committee consisting of personnel representing multiple functional and regional areas within our company, with broad oversight of the risk management process.

BOARD OF DIRECTORS

    Audit Committee

•assists the board in fulfilling its oversight responsibility to the stockholders relating to the company’s major risk exposures

•oversees the company’s enterprise risk management process

•regularly discusses the steps management has taken to monitor and control risk exposure

•regularly reports to the board regarding significant matters identified

    Nominating / Corporate

    Governance Committee

•has authority to assign oversight of specific areas of risk to other committees

•recommends director nominees who it believes will capably assess and monitor risk

    Compensation /    Succession Committee

•assesses potential risks associated with compensation decisions

•engages an outside consultant every other year to review the company’s compensation programs and evaluate the risks in such programs

Integrated Risk Management Committee

•ensures implementation and maintenance of a process to identify, evaluate and prioritize risks to achievement of our company’s objectives

•ensures congruence of risk decisions with our company’s values, policies, procedures, measurements, and incentives or disincentives

•supports the integration of risk assessment and controls into mainstream business processes and decision-making

•identifies roles and responsibilities across our company in regard to risk assessment and control functions

•promotes consistency and standardization in risk identification and controls across our company

•ensures sufficient information capabilities and information flow to support risk identification and controls and alignment of technology assets

•regularly evaluates the overall design and operation of the risk assessment and control process, including development of relevant metrics and indicators

•reports regularly to senior management and our board regarding the above-described processes and the most significant risks to our company’s objectives

Board, Committee and Director Evaluations

The board believes that a robust annual evaluation process is a critical part of its governance practices. Accordingly, the Nominating/Corporate Governance Committee oversees an annual evaluation of the performance of the board of directors, each committee of the board, and each individual director. The Nominating/Corporate Governance Committee approves written evaluation questionnaires which are distributed to each director. The results of each written evaluation are provided to, and compiled by, an outside firm. Individual directors are evaluated by their peers in a confidential process. Our Lead Director delivers and discusses individual evaluation results with each director and the chair of the Nominating/Corporate Governance Committee delivers and discusses the Lead Director’s individual evaluation with him or her. Results of the other evaluations are discussed at appropriate committee meetings and with the full board.

Our board utilizes the results of these evaluations in making decisions on board agendas, board structure, committee responsibilities and agendas, and continued service of individual directors on the board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors and executive officers to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Based on our review of Forms 3, 4 and 5 we have received from, or have filed on behalf of, our directors and executive officers, and on written representations from those persons that they were not required to file a Form 5, we believe that, during the fiscal year ended December 31, 2015, the following persons filed the number of late reports or failed to file reports representing the number of transactions set forth after his or her name: F. Sanchez, 1 report/1 transaction.

14	ADM Proxy Statement 2016

EXECUTIVE STOCK OWNERSHIP

Executive Stock Ownership Policy

The board of directors believes that it is important for each member of our senior management to acquire and maintain a significant ownership position in shares of our common stock to further align the interests of senior management with the stockholders’ interests. Accordingly, we have adopted a policy regarding ownership of shares of our common stock by senior management. The policy calls for members of senior management to own shares of common stock with a fair market value within a range of one to five times that individual’s base salary, depending on each individual’s level of responsibility with our company. The stock ownership guidelines applicable to the named executive officers (as defined herein) are set forth below.

Executive	Ownership Guideline as a Multiple of Salary
P. A. Woertz	5x
J. R. Luciano	5x
R. G. Young	3x
D. C. Findlay	3x
J.D. Taets	1.5x

Executive Officer Stock Ownership

The following table shows the number of shares of our common stock beneficially owned as of March 10, 2016, directly or indirectly, by each of the individuals named in the Summary Compensation Table herein.

Executive	Common Stock Beneficially Owned	Options Exercisable Within 60 Days	Percent of Class
P. A. WOERTZ	3,761,733(1)	2,776,033	*
J. R. LUCIANO	1,014,139(2)	474,936	*
R. G. YOUNG	520,563(3)	274,278	*
D. C. FINDLAY	287,573(3)	109,199	*
J.D. TAETS	254,278(4)	115,558	*

* Less than 1% of outstanding shares

(1) Includes 259,884 shares held in trust, 712 shares held in our 401(k) and Employee Stock Ownership Plan, and stock options exercisable within 60 days.

(2) Includes 215,975 shares held in trust and stock options exercisable within 60 days.

(3) Includes stock options exercisable within 60 days.

(4) Includes 827 shares held in our 401(k) and Employee Stock Ownership Plan and stock options exercisable within 60 days.

Common stock beneficially owned as of March 10, 2016 by all directors, director nominees and executive officers as a group, numbering 22 persons including those listed above, is 18,502,314 shares representing 3.15% of the outstanding shares, of which 419,929 shares represent stock units allocated under our Stock Unit Plan for Nonemployee Directors, 4,069,994 shares are unissued but are subject to stock options exercisable within 60 days and no shares are subject to pledge.

ADM Proxy Statement 2016	15

INDEPENDENCE OF DIRECTORS

INDEPENDENCE OF DIRECTORS

NYSE Independence

The listing standards of the New York Stock Exchange, or NYSE, require companies listed on the NYSE to have a majority of “inde- pendent” directors. Subject to certain exceptions and transition provisions, the NYSE standards generally provide that a director will qualify as “independent” if the board affirmatively determines that he or she has no material relationship with our company other than as a director, and will not be considered independent if:

1.	the director or a member of the director’s immediate family is, or in the past three years has been, one of our executive officers or, in the case of the director, one of our employees;

2.	the director or a member of the director’s immediate family has received during any 12-month period within the last three years more than $120,000 per year in direct compensation from us other than for service as a director, provided that compensation received by an immediate family member for service as a non-executive officer employee is not considered in determining independence;

3.	the director or an immediate family member is a current partner of one of our independent auditors, the director is employed by one of our independent auditors, a member of the director’s immediate family is employed by one of our independent auditors and personally works on our audits, or the director or a member of the director’s immediate family was within the last three years an employee of one of our independent auditors and personally worked on one of our audits;

4.	the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers at the same time serves or served on the compensation committee; or

5.	the director is a current employee of, or a member of the director’s immediate family is an executive officer of, a company that makes payments to, or receives payments from, us in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

The board of directors has reviewed business and charitable relationships between us and each non-employee director and director nominee to determine compliance with the NYSE and bylaw standards described above and to evaluate whether there are any other facts or circumstances that might impair a director’s or nominee’s independence. Based on that review, the board has determined that eleven of its twelve current members, Messrs. Boeckmann, Crews, Dufour, Felsinger, Maciel, Moore, O’Neill, Sanchez, Shih and Westbrook, and Ms. Carter, are independent and that Ms. Sandler, a director nominee, is also independent. Mr. Luciano is not independent under the NYSE or bylaw standards because of his employment with us.

In determining that Mr. Boeckmann is independent, the board considered that, in the ordinary course of business, Sempra Energy sold utility services to our company and BP p.l.c. sold natural gas and fuel to our company, all on an arms-length basis during the fiscal year ended December 31, 2015. Mr. Boeckmann is a director of Sempra Energy and BP. The board determined that Mr. Boeckmann does not have a direct or indirect material interest in such transactions and that such transactions do not impair Mr. Boeckmann’s independence.

In determining that Ms. Carter is independent, the board considered that, during the fiscal year ended December 31, 2015, the company purchased utility services from Westar Energy Inc. in the ordinary course of business and on an arms-length basis. Ms. Carter is a director of Westar Energy Inc. The board determined that Ms. Carter does not have a direct or indirect material interest in such utility transactions, and that such utility transactions do not impair Ms. Carter’s independence. The board further considered that, Norvell Company, of which Ms. Carter’s brother is majority owner, sold certain equipment having an aggregate purchase price less than $1.0 million, to our company, in the ordinary course of business, and on an arms-length basis. The board determined that Ms. Carter does not have a direct or indirect material interest in such transactions and that such transactions do not otherwise impair Ms. Carter’s independence.

In determining that Mr. Crews is independent, the board considered that, in the ordinary course of business, WestRock Company, of which Mr. Crews is a director, sold certain supplies to our company and that Hormel Foods Corporation, of which Mr. Crews is a director, purchased certain commodity products from our company, all on an arms-length basis during the fiscal year ended December 31, 2015. The board determined that Mr. Crews does not have a direct or indirect material interest in such transactions and that such transactions do not impair Mr. Crews’ independence.

In determining that Mr. Dufour is independent, the board considered that, in the ordinary course of business, Air Liquide Group, of which Mr. Dufour is Senior Executive Vice President and a director, sold certain supplies and commodity products to our company on an arms-length basis during the fiscal year ended December 31, 2015. The board determined that this arrangement did not exceed the NYSE’s threshold of 2% of Air Liquide Group’s consolidated gross revenues, that Mr. Dufour does not have a direct or indirect material interest in such transactions, and that such transactions do not impair Mr. Dufour’s independence.

In determining that Mr. Sanchez and Mr. Westbrook are independent, the board considered charitable donations made by our company to entities of which Mr. Sanchez and Mr. Westbrook

16	ADM Proxy Statement 2016

INDEPENDENCE OF DIRECTORS

are directors and determined that Mr. Sanchez and Mr. Westbrook do not have a direct or indirect material interest in such donations and that such donations do not impair either such individual’s independence.

Bylaw Independence

Section 2.8 of our bylaws also provides that a majority of the board of directors be comprised of independent directors. Under our bylaws, an “independent director” means a director who:

1.	is not a current employee or a former member of our senior management or the senior management of one of our affiliates;

2.	is not employed by one of our professional services providers;

3.	does not have any business relationship with us, either personally or through a company of which the director is an officer or a controlling shareholder, that is material to us or to the director;

4.	does not have a close family relationship, by blood, marriage, or otherwise, with any member of our senior management or the senior management of one of our affiliates;

5.	is not an officer of a company of which our Chairman or Chief Executive Officer is also a board member;

6.	is not personally receiving compensation from us in any capacity other than as a director; and

7.	does not personally receive or is not an employee of a foundation, university, or other institution that receives grants or endowments from us, that are material to us, the recipient, or the foundation/university/institution.

Corporate Governance Guidelines

The board has adopted corporate governance guidelines that govern the structure and functioning of the board and set forth the board’s policies on governance issues. The guidelines, along with the written charters of each of the committees of the board and our bylaws, are posted on our website, www.adm.com, and are available free of charge on written request to the Secretary, Archer-Daniels-Midland Company, 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601.

Independent Executive Sessions

In accordance with our corporate governance guidelines, the non-management directors meet in independent executive session at least quarterly. If the non-management directors include any directors who are not independent pursuant to the board’s determination of independence, at least one executive session includes only independent directors. The Lead Director, or in his or her absence, the chairman of the Nominating/Corporate Governance Committee, presides at such meetings. The non-management directors met in independent executive session four times during fiscal year 2015.

BOARD MEETINGS AND ATTENDANCE AT ANNUAL MEETINGS OF STOCKHOLDERS

During the last fiscal year, our board of directors held eight meetings. All incumbent directors attended 75% or more of the combined total meetings of the board and the committees on which they served during such period. Our Corporate Governance Guidelines provide that all directors standing for election are expected to attend the annual meeting of stockholders. Other than Mr. Dufour, all director nominees standing for election at our last annual stockholders’ meeting held on May 7, 2015, attended that meeting.

ADM Proxy Statement 2016	17

INFORMATION CONCERNING COMMITTEES AND MEETINGS

INFORMATION CONCERNING COMMITTEES AND MEETINGS

The board’s standing committees are the Audit, Compensation/Succession, Nominating/Corporate Governance, and Executive Committees. Each committee operates pursuant to a written charter adopted by the board, available on our website, www.adm.com.

Audit Committee

The Audit Committee consists of Mr. Crews, Chairman, Mr. Dufour, Mr. Maciel, Mr. Moore and Mr. Sanchez. The Audit Committee met nine times during the most recent fiscal year. All of the members of the Audit Committee were determined by the board to be independent directors, as that term is defined in our bylaws, in the NYSE listing standards and in Section 10A of the Exchange Act. No director may serve as a member of the Audit Committee if such director serves on the audit committees of more than two other public companies unless the board determines that such service would not impair such director’s ability to serve effectively on the Audit Committee.

The Audit Committee reviews:

1.	the overall plan of the annual independent audit;

2.	financial statements;

3.	the scope of audit procedures;

4.	the performance of our independent auditors and internal auditors;
5.	the auditors’ evaluation of internal controls;

6.	matters of legal and regulatory compliance;

7.	the performance of our company’s compliance function; and

8.	certain relationships and related transactions.

For additional information with respect to the Audit Committee, see the sections of this proxy statement entitled “Report of the Audit Committee” and “Audit Committee Pre-Approval Policies”.

Compensation/Succession Committee

The Compensation/Succession Committee consists of Mr. Westbrook, Chairman, Mr. Boeckmann, Ms. Carter, Mr. O’Neill and Mr. Shih. The Compensation/Succession Committee met six times during the most recent fiscal year. All of the members of the Compensation/Succession Committee were determined by the board to be independent directors, as that term is defined in our bylaws and in the NYSE listing standards, including the NYSE listing standards specifically applicable to compensation committee members.

The Compensation/Succession Committee:

1.	establishes and administers a compensation policy for senior management;

2.	reviews and approves the compensation policy for all of our employees and our subsidiaries other than senior management;

3.	approves all compensation elements with respect to our directors, executive officers and all employees with a base salary of $500,000 or more;

4.	reviews and monitors our financial performance as it affects our compensation policies or the administration of those policies;
5.	establishes and reviews a compensation policy for non-employee directors;

6.	reviews and monitors our succession plans;

7.	approves awards to employees pursuant to our incentive compensation plans; and

8.	approves major modifications in the employee benefit plans with respect to the benefits salaried employees receive under such plans.

The Compensation/Succession Committee provides reports to the board of directors and, where appropriate, submits actions to the board of directors for ratification. Members of management attend meetings of the committee and make recommendations to the committee regarding compensation for officers other than the Chief Executive Officer. In determining the Chief Executive Officer’s compensation, the committee considers the evaluation prepared by the non-management directors.

In accordance with the General Corporation Law of Delaware, the committee may delegate to one or more officers the authority to grant stock options to other officers and employees who are not directors or executive officers, provided that the resolution authorizing this delegation specifies the total number of options that the officer or officers can award. The charter for the Compensation/Succession Committee also provides that the committee may form subcommittees and delegate tasks to them.

For additional information on the responsibilities and activities of the Compensation/Succession Committee, including the committee’s processes for determining executive compensation, see the section of this proxy statement entitled “Compensation Discussion and Analysis”.

18	ADM Proxy Statement 2016

INFORMATION CONCERNING COMMITTEES AND MEETINGS

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee consists of Mr. Moore, Chairman, and Mr. Boeckmann, Ms. Carter, Mr. Maciel, Mr. Shih, and Mr. Westbrook. The Nominating/Corporate Governance Committee met five times during the most recent fiscal year. All of the members of the Nominating/Corporate Governance Committee were determined by the board to be independent directors, as that term is defined in our bylaws and in the NYSE listing standards.

The Nominating/Corporate Governance Committee:

1.	identifies individuals qualified to become members of the board, including evaluating individuals appropriately suggested by stockholders in accordance with our bylaws;

2.	recommends individuals to the board for nomination as members of the board and board committees;
3.	develops and recommends to the board a set of corporate governance principles applicable to the company; and

4.	leads the evaluation of the directors, the board and board committees.

The Nominating/Corporate Governance Committee will consider nominees recommended by a stockholder, provided that the stockholder submits the nominee’s name in a written notice delivered to our Secretary at our principal executive offices not less than 60 nor more than 90 days prior to the anniversary date of the immediately preceding annual stockholders’ meeting. However, if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, the notice must be received at our principal executive offices not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made (whichever first occurs). Different notice delivery requirements may apply if the number of directors to be elected at an annual meeting is being increased, and we do not make a public announcement naming all of the nominees or specifying the size of the increased board at least 100 days prior to the first anniversary of the preceding year’s annual meeting. Any notice of a stockholder nomination must set forth the information required by Section 1.4(c) of our bylaws, and must be accompanied by a written consent from the proposed nominee to being named as a nominee and to serve as a director if elected, and a written statement from the proposed nominee as to whether he or she intends, if elected, to tender the advance, contingent, irrevocable resignation that would become effective should the individual fail to receive the required vote for re-election at the next meeting of stockholders. Stockholders may also have the opportunity to include nominees in our proxy statement by complying with the requirements set forth in Section 1.15 of our bylaws. All candidates, regardless of the source of their recommendation, are evaluated using the same criteria.

Executive Committee

The Executive Committee consists of Mr. Luciano, Chairman, Mr. Felsinger, Lead Director, and the chairs of our three standing committees, Mr. Crews, Mr. Moore, and Mr. Westbrook. The Executive Committee did not meet during the most recent fiscal year. The Executive Committee acts on behalf of the board to determine matters which, in the judgment of the Chairman of the Board, do not warrant convening a special board meeting but should not be postponed until the next scheduled board meeting. The Executive Committee exercises all the power and authority of the board in the management and direction of our business and affairs except for matters which are expressly delegated to another board committee and matters that cannot be delegated by the board under applicable law, our certificate of incorporation, or our bylaws.

ADM Proxy Statement 2016	19

STOCKHOLDER OUTREACH AND ENGAGEMENT

STOCKHOLDER OUTREACH AND ENGAGEMENT

As part of our commitment to effective corporate governance practices, in 2015 we reached out to many of our largest institutional stockholders to hold formal discussions with them to help us better understand the views of our investors on key topics. Our Lead Director and senior management participated in some of these meetings to discuss and obtain feedback on corporate governance, executive compensation and other related issues important to our stockholders. We share stockholder feedback with our Board and its committees to enhance our governance practices, and transparency of these practices to our stockholders. We review the voting results of our most recent annual meeting of stockholders, the stockholder feedback received through our engagement process, the governance practices of our peers and other large companies, and current trends in governance as we consider enhancements to our governance practices and disclosure. We value our dialogue with our stockholders and believe our outreach efforts, which are in addition to our other communication channels available to our stockholders and interested parties, help ensure our corporate governance, compensation and other related practices continue to evolve and reflect the insights and perspectives of our many stakeholders. We welcome suggestions from our stockholders on how the board and management can enhance this dialogue in the future.

Communications with Directors

We have approved procedures for stockholders and other interested parties to send communications to individual directors or the non-employee directors as a group. You should send any such communications in writing addressed to the applicable director or directors in care of the Secretary, Archer-Daniels-Midland Company, 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601. All correspondence will be forwarded to the intended recipient(s).

Code of Conduct

The board has adopted a Code of Conduct that sets forth standards regarding matters such as honest and ethical conduct, compliance with law, and full, fair, accurate, and timely disclosure in reports and documents that we file with the SEC and in other public communications. The Code of Conduct applies to all of our employees, officers, and directors, including our principal executive officer, principal financial officer, and principal accounting officer. The Code of Conduct is available at our website, www.adm.com, and is available free of charge on written request to the Secretary, Archer-Daniels-Midland Company, 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601. Any amendments to certain provisions of the Code of Conduct or waivers of such provisions granted to certain executive officers will be promptly disclosed on our website.

20	ADM Proxy Statement 2016

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis explains the process the Compensation/Succession Committee uses to determine compensation and benefits for the company’s named executive officers (“NEOs”) and provides a detailed description of those programs.

This discussion focuses on the compensation provided to the company’s NEOs during 2015, who were:

Name	Title
P.A. Woertz	Chairman
J.R. Luciano	President and Chief Executive Officer (“CEO”)
R.G. Young	Executive Vice President and Chief Financial Officer (“CFO”)
D.C. Findlay	Senior Vice President, General Counsel & Secretary
J.D. Taets	Senior Vice President and President Ag Services, Europe and Africa

The titles in the table above reflect positions held during 2015 rather than current positions.

Key Leadership Changes

On January 1, 2015, Ms. Patricia Woertz stepped down as CEO and continued to serve as Chairman of the Board through December 31, 2015, when she retired from her role as Chairman. Ms. Woertz joined ADM in April 2006 as CEO and President and was named Chairman of the Board in February 2007. Since joining ADM, Ms. Woertz drove efforts to improve stockholder returns while growing the business through acquisitions, capital investments and partnerships. Under her leadership, ADM strengthened its global network, improved leadership succession, and grew its portfolio of higher-margin products.

Mr. Juan Luciano, who previously served as President and Chief Operating Officer, was elected by the Board of Directors to succeed Ms. Woertz as CEO effective January 1, 2015, and as Chairman effective January 1, 2016. Mr. Luciano joined ADM in 2011 as Executive Vice President and Chief Operating Officer, and was named President in February 2014. In his role as President and Chief Operating Officer, Mr. Luciano oversaw the commercial and production activities of the company’s Corn, Oilseeds, and Agricultural Services businesses, as well as its research, project management, procurement and risk management functions. He also had oversight of the company’s operational excellence initiatives and led the efforts to improve capital, cost and cash positions.

ADM Proxy Statement 2016	21

COMPENSATION DISCUSSION AND ANALYSIS

SECTION 1 — EXECUTIVE SUMMARY

Philosophy. The company’s business strategy and objectives are the foundation for our compensation programs. We believe, and our compensation programs support, that as an employee’s level in the organization or level of responsibility increases, so should the proportion of his or her compensation that is based on the company’s performance. As such, the executive compensation programs closely tie pay to performance and will only deliver competitive levels of compensation if we achieve our goals and enhance stockholder value.

Our compensation philosophy is founded on the principle that we reward executives for creating value for our stockholders. We link a significant portion of compensation to multiple performance metrics, as described in Section 6. We implement our compensation practices within the framework of pay-for-performance. We do so in a manner that helps us attract and retain the highest quality talent to our executive ranks by rewarding excellence in leadership and success in the implementation of our business strategy.

In 2015, the three key elements of our pay program continued to be base salary, annual cash incentive awards and long-term incentive awards. We refer to the combination of these three elements as “total direct compensation.” This summary discusses compensation highlights for 2015. We also note in this summary certain decisions we have made that affect the 2016 compensation of our named executive officers and because of these decisions are relevant to an understanding of 2015 pay.

2015 Financial and Operating Performance1

1 — Target total compensation is defined as base salary plus target annual incentives earned in the year but paid in the following year and long-term equity incentives earned in the year but granted the following year.

Balanced Total Compensation Delivery

ADM executive total direct compensation is delivered through a mix of cash and equity awards that emphasize multiple performance factors tied to stockholder value creation over near-, mid- and longer-term time horizons.

In 2015, we achieved Adjusted EBITDA of $3.39 billion and Adjusted ROIC of 7.3%. Under the company’s incentive award formula, this performance led to a cash incentive award of 71.6% of target for the NEOs, before application of individual multipliers. The Compensation/Succession Committee subsequently can make adjustments to this award within a range of -20% to +20% based on its assessment of individual and group performance (the “individual multiplier”). Based on business results and the economic environment for 2015 performance, the Compensation/Succession Committee elected to award the Chairman a 1.0 individual multiplier, the CEO a 0.95 individual multiplier, and the CFO a 1.1 individual multiplier. The Compensation/Succession Committee incorporated its and the full board’s assessment of the Chairman’s and CEO’s performance and full company performance when approving Ms. Woertz’s and Mr. Luciano’s individual multipliers. Mr. Findlay and Mr. Taets received individual multipliers of 1.0 and 0.95, respectively, in recognition of their performance against individual and company goals. Details on individual performance are discussed in Section 6.

In February 2016, the Compensation/Succession Committee granted long-term incentive (“LTI”) awards for 2015 at the base award level. In determining the February 2016 award level, the Committee reviewed the company’s three-year TSR performance of 43.10%, which is below the S&P 100 Industrials’ median of 50.39%, and other portfolio management and strategic plan accomplishments. These awards will appear in next year’s Summary Compensation Table. The LTI awards granted in February 2015 and included in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table for 2015 were awarded based on performance for the three-year period ended December 31, 2014.

22	ADM Proxy Statement 2016

COMPENSATION DISCUSSION AND ANALYSIS

Results of 2015 Advisory Vote On Executive Compensation

At the 2015 Annual Meeting of Stockholders, we held the company’s fifth advisory vote on executive compensation. Approximately 94% of the votes cast were in favor of this advisory proposal. The Compensation/Succession Committee believes that this strong level of support, and the similarly strong levels of support manifested in prior periods, affirm broad stockholder agreement with the alignment of existing executive compensation programs with stockholder interests and the Compensation/Succession Committee’s approach. The Committee considered this outcome in determining that no substantive changes in executive compensation programs would occur for 2015. At the Annual Meeting of Stockholders to be held in May 2016, we will again hold an advisory vote on executive compensation. The Compensation/Succession Committee will continue to consider stockholder feedback and the results from this year’s and future advisory votes on executive compensation.

SECTION 2 — COMPENSATION OBJECTIVES

The objectives of the company’s executive compensation program are to:

•	Attract and retain a strong executive team and motivate them to develop leadership and successors;

•	Align the interests of the NEOs with those of the company’s stockholders;

•	Encourage a culture of pay-for-performance by requiring sufficient financial performance before awards may be earned and directly tying awards to quantifiable performance;

•	Encourage and reward current business results through cash salaries and performance-based annual cash incentives;

•	Reward sustained performance by granting equity and maintaining ownership guidelines; and

•	In the aggregate, provide total compensation opportunities that are competitive with comparator companies and other companies with which we compete for executive talent.

SECTION 3 — COMPONENTS OF EXECUTIVE COMPENSATION

The company’s executive compensation program is built on a structure that balances short and long term performance:

•	Salaries generally target the median of companies of similar scope, complexity and business environment; salaries are reviewed annually and set based on competitiveness versus the external market, individual performance and internal equity.

•	The company’s 2015 annual cash incentive program is primarily based on two key measures of financial performance which are Adjusted EBITDA and Adjusted ROIC relative to Annual Weighted Average Cost of Capital (WACC), with final awards based on company, group/business unit, and individual performance and achievements related to the company’s strategic and business objectives. For 2016, in addition to Adjusted EBITDA and Adjusted ROIC performance, the annual cash incentive program was modified to also include achievement of specific goals related to company and additional financial performance metrics.

•	The size of the long-term incentive program awards is primarily based on the company’s ability to drive stockholder value over a three-year period. The performance-sized awards have generally been granted using a mix of stock options (50%) and RSUs (50%) to continue the alignment of the interests of the company’s NEOs and stockholders.

ADM Proxy Statement 2016	23

COMPENSATION DISCUSSION AND ANALYSIS

The following chart summarizes the components and associated objectives of our executive compensation program:

	Pay Element		Objective	Performance Rewarded
FIXED	Annual	Base Salary	Fixed pay to recognize an individual’s role and responsibilities	Reviewed annually and set based on competitiveness versus the external market, individual performance and internal equity
PERFORMANCE- BASED	Annual	Annual Cash Incentive	Achieve annual goals measured in terms of financial and individual performance linked to the creation of stockholder value	Adjusted EBITDA, Adjusted ROIC and individual performance
	Long-Term	Restricted Stock Units	Align NEO’s interests with stockholders; retain executive talent	Reward for the achievement of key drivers of stockholder value as evidenced in our share price
		Stock Options	Increase stock price and align NEOs’ interests with stockholders	Reward for the achievement of key drivers of stockholder value as evidenced in our share price

We pay an annual cash incentive only if the company meets certain specified performance goals. The company’s annual cash incentive program emphasizes company-wide performance objectives to encourage the executives to focus on overall company success and leadership to generate the most value across the entire company. Our assessment of company performance is directly tied to stockholder expectations by ensuring the delivery of threshold levels of Adjusted EBITDA and Adjusted ROIC before awards may be earned. Adjusted EBITDA for 2015 was calculated by taking reported EBITDA and excluding the impact of one-time gains, impairment, restructuring, settlement and debt extinguishment charges as well as a small LIFO credit. This results in minor differences between reported EBITDA and the Adjusted EBITDA number used for the annual cash incentive program. Individual performance and the Compensation/Succession Committee’s informed judgment are incorporated to ensure actual awards appropriately reflect the company’s operating environment and individual executive contributions.

The company’s LTI program is designed to reward sustained performance and to attract and retain talented executives and employees. To determine what portion of an executive’s target award to grant, the Compensation/Succession Committee conducts a thorough assessment of multi-year (typically three-year) performance, incorporating perspective on company and market factors, including relative and absolute stockholder return and strategic, operating, and financial milestones. Typically, this assessment focuses principally on the company’s relative three-year TSR performance compared to that of the S&P 100 Industrials.

In addition to these direct elements of pay, the company provides benefits to our NEOs to provide for basic health, welfare and income security needs and to support the attraction, retention and motivation of these employees. With few exceptions, such as supplemental benefits provided to employees whose benefits under broad-based plans are limited under applicable tax laws, the company’s philosophy is to offer the same benefits to all U.S. salaried employees as are offered to the company’s NEOs.

24	ADM Proxy Statement 2016

COMPENSATION DISCUSSION AND ANALYSIS

SECTION 4 — EXECUTIVE COMPENSATION BEST PRACTICES

We annually review all elements of NEO pay and, where appropriate for our business and talent objectives and our stockholders, may make changes to incorporate and maintain current best practices. The following table provides a summary of “what we do” and “what we don’t do”.

What We Do	What We Don’t Do

✓   Pay-for-Performance: We tie compensation to performance by setting clear and challenging company financial goals and individual goals and having a majority of target total direct compensation consist of performance-based components

X No Employment Contracts/Agreements: Effective February 11, 2015, we no longer have any employment contracts with any executive officer

✓   Multiple Performance Metrics: We use different performance measures, including Adjusted EDITDA and Adjusted ROIC for annual cash incentives and primarily relative three-year TSR performance for long-term incentives, as well as multi-year vesting or measurement periods

X No Dividends Paid on Unvested Performance Awards: We do not pay dividends on unvested performance-based awards
✓ Stock Ownership and Retention Requirements: We have stock ownership and retention requirements for our NEOs	X No Hedging: We prohibit NEOs from engaging in hedging transactions with company common stock

✓  Annual Compensation-Related Risk Review: The Compensation/Succession Committee regularly reviews compensation-related risks, with the assistance of independent consultants, to confirm that any such risks are not reasonably likely to have a material adverse effect on the company

X No Repricing or Buyouts of Stock Options: Our equity plan prohibits repricing or buyouts of underwater stock options

✓  Clawback Policy: The company has a policy to recover previously paid cash and equity based incentive compensation from executives in the event of a restatement, ethical misconduct, or other specified circumstances

X No Gross Up of Excise Tax Payments: We do not allow gross up of excise tax payments

✓  Use of Independent Compensation Consultant: The Compensation/Succession Committee retains an independent compensation consulting firm that performs no other consulting services for the company and has no conflicts of interest

X   No Excessive Executive Perks: With the exception of certain benefits provided under our expatriate program, executive perquisites are limited to executive physicals, limited personal use of the company aircraft, and personal security for the Chairman and CEO only

✓  Pledging Policy: We require our executives and directors to obtain approval of our General Counsel before pledging company securities and we prohibit executives from pledging if they have not met stock ownership guidelines

✓  Regular Review of Proxy Advisor Policies and Corporate Governance Best Practices: The Compensation/Succession Committee regularly considers proxy advisor and corporate governance best practices as they relate to our executive compensation programs

ADM Proxy Statement 2016	25

COMPENSATION DISCUSSION AND ANALYSIS

SECTION 5 — OVERSIGHT OF EXECUTIVE COMPENSATION

What is the Role of the Compensation/Succession Committee?

The Compensation/Succession Committee is composed solely of independent directors and is responsible to the board of directors and the company’s stockholders for establishing the company’s compensation philosophy and establishing and administering the company’s compensation policies and programs consistent with this philosophy. The Compensation/Succession Committee’s responsibilities are set forth in its charter, which is available on the investor relations section of the company’s website. Additional information regarding the Compensation/Succession Committee’s authority to determine compensation can be found under the caption “Compensation/Succession Committee” elsewhere in this proxy.

What is the Role of the Board?

The board approves the company’s business plan, which is one of the factors used to set financial business objectives for the annual cash incentive plan. The independent directors establish and approve all performance criteria for evaluating the CEO and annually evaluate the performance of the CEO based on these criteria. The non-management directors also ratify the CEO’s compensation. The board can also provide input and ratification on any additional compensation-related issues. The board also conducts an annual review of the company’s performance.

What is the Role of the Compensation/Succession Committee Consultant?

The Compensation/Succession Committee retained Pay Governance LLC as its independent executive compensation consultant. Pay Governance provides no other services to the company. The independent compensation consultant reports directly to the Compensation/Succession Committee, and provides the Compensation/Succession Committee with objective and expert analyses and independent advice on executive and director compensation, and other matters in support of the Compensation/Succession Committee’s responsibilities under its charter. Each Compensation/Succession Committee meeting includes an executive session where the Compensation/Succession Committee meets exclusively with the independent consultant; company management is not included in these sessions. Outside of these sessions, the independent consultant interacts with the company’s management team solely on behalf of the Compensation/Succession Committee to assist the Compensation/Succession Committee in fulfilling its duties and responsibilities. The Compensation/Succession Committee will only retain consultants that it believes will provide independent advice. The Compensation/Succession Committee has assessed the independence of Pay Governance pursuant to the SEC’s and NYSE’s rules and concluded that the work Pay Governance has performed does not raise any conflict of interest.

What are the Roles of Executives?

To assist the Compensation/Succession Committee in determining compensation for the other NEOs, the company’s CEO participates in discussions with the Compensation/Succession Committee regarding the officers’ performance and compensation. The CEO provides the Compensation/Succession Committee with an assessment of the NEOs’ performance, both as individuals and with respect to the functions or business units they oversee. The CEO also recommends to the Compensation/Succession Committee, but does not vote on, annual base salary adjustments, individual and group performance factors, or short and long-term incentive award target levels that should be paid to the other NEOs.

The company’s Senior Vice President of Human Resources oversees all employee compensation and the administration of benefits programs, under the oversight and direction of the Compensation/Succession Committee. He prepares the majority of the materials for the Compensation/Succession Committee meetings and provides analyses that assist the Compensation/Succession Committee with its decisions, such as summaries of competitive market practices, summaries of the company’s succession planning actions, and reports regarding the company’s performance. In addition, throughout the year, he facilitates meetings with management to help the Compensation/Succession Committee gain a better understanding of company performance. He ensures that the Compensation/Succession Committee is provided a rigorous assessment of year-to-date performance at each of its meetings. At the direction of the Chairman of the Compensation/Succession Committee, the company’s Senior Vice President of Human Resources involves other members of management in portions of the Compensation/Succession Committee meetings to participate in discussions related to company and individual performance and the company’s compensation and benefit programs. The company’s executives leave meetings during discussions of individual compensation actions affecting them personally and during all executive sessions, unless requested to attend by the Compensation/Succession Committee.

26	ADM Proxy Statement 2016

COMPENSATION DISCUSSION AND ANALYSIS

How Do the Committee’s Decisions Incorporate The Company’s Executive Compensation Objectives?

•	Alignment of Executive and Stockholder Interests. We believe that a substantial portion of total compensation should be delivered in the form of equity in order to align the interests of the company’s NEOs with the interests of the company’s stockholders. For 2015, on average for the company’s NEOs, 68% of actual total direct compensation was in the form of equity awards, exclusive of our Chairman, who did not receive long-term incentives. These awards were determined primarily based on the company’s three-year TSR, compared to the S&P 100 Industrials. RSU awards typically vest three years from the date of grant, and stock options typically vest over five years. We also include a clawback provision in agreements for long-term incentive awards, enabling us to recover awards if the recipient engages in prohibited conduct, including post-vesting non-competition and non-solicitation restrictions, and it makes awards subject to any clawback policy involving the restatement of the company’s financial results as described in Section 8.

•	Enable Us to Attract and Retain Top Executive Talent. Stockholders are best served when we can attract, retain and motivate talented executives with compensation packages that are competitive and fair. The company’s compensation program for NEOs delivers a mix of salary, annual cash incentives and long-term incentives targeted to be market competitive as described below. The Compensation/Succession Committee used input from management and from its independent compensation consultant to select comparator groups of companies that were used to review the competitiveness of our executive compensation levels.

As a large, global company engaged in multiple lines of business, the company’s competition for talent, business and investment is broad. The S&P 100 Industrials companies provide a defined, broad sample of large companies facing business dynamics similar to the company. For 2015, we simplified our approach to evaluating market practices and elected to use only the S&P 100 Industrials Index recognizing that, historically, this was our primary reference for market practices and it is most reflective of the types of companies with which we compete for talent.

In addition to the market data points gathered in this analysis, the Compensation/Succession Committee also considered individual and corporate performance, roles and responsibilities, growth potential and other qualitative factors when establishing executive pay levels.

•	NEO Compensation Should Reflect the Company’s Results. The company’s executive compensation program emphasizes variable, performance-based pay and is targeted and assessed in the aggregate, although the Compensation/Succession Committee reviews each component independently as well. Base salary is reviewed annually and adjusted based on a variety of factors including, in addition to an evaluation relative to competitive market practices as described above, a subjective evaluation of each NEO’s overall performance, tenure and changes in responsibilities if applicable. The CEO provides the Compensation/Succession Committee with a recommendation of annual base salary adjustments, individual and group performance factors, and short and long-term incentive award target levels for all officers, other than the CEO. The Compensation/Succession Committee takes into consideration the CEO’s recommendations, along with information provided by the compensation consultant and management when making annual base salary adjustments, individual and group performance factor adjustments and any adjustments to annual cash incentive award opportunity levels. The annual cash incentive plan for FY2015 targeted awards at 82% to 175% of each NEO’s base salary, but actual payouts may range from zero to 240% of the target level depending on performance against the specific goals. Annual cash incentives are paid if, and to the extent that, corporate goals approved by the Compensation/Succession Committee are attained. Equity compensation is assessed in a similar manner and is designed to reward measurable results.

ADM Proxy Statement 2016	27

COMPENSATION DISCUSSION AND ANALYSIS

SECTION 6 — 2015 EXECUTIVE COMPENSATION

For performance during 2015, the company’s NEOs received, on average, 82% of actual total direct compensation1 in variable pay and 68% of actual total direct compensation in equity awards for FY2015, excluding our Chairman who was not granted long-term incentives. Although the Compensation/Succession Committee has not adopted a policy for allocating the various elements of total direct compensation, we do place greater emphasis on variable pay for executives with more significant responsibilities, reflecting their greater capacity to affect the company’s performance and results. The charts below present the mix of actual total direct compensation received for FY2015.

1. Actual total direct compensation is defined as FY2015 base salary plus cash incentive earned for FY2015 performance (paid in 2016) and LTI awards for the three-year period ending in FY2015 (granted in 2016).

28	ADM Proxy Statement 2016

COMPENSATION DISCUSSION AND ANALYSIS

Individual Compensation Decisions

The Compensation/Succession Committee reviews the total compensation of our NEOs annually. Any changes to base salary, short-term incentives and long-term incentives are based on competitiveness versus the external market, individual performance, internal equity and the Committee’s informed judgment as described in the Oversight of Executive Compensation in Section 5.

The following tables summarize compensation decisions made by the Compensation/Succession Committee with respect to each of the NEOs. Details regarding our compensation programs and related decisions may be found following the summaries for the executives. Due to the timing of the company’s salary adjustments, base salaries presented in the Summary Compensation Table may differ slightly from how we consider annualized salary levels.

MS. WOERTZ

Component	Pay Decisions

Base Salary	• Ms. Woertz’s base salary remained unchanged for FY2015.

Annual Cash Incentive

•  Ms. Woertz’s target annual cash incentive opportunity for FY2015 was $2,450,000, or 175% of her base salary.

•  For FY2015, the Compensation/Succession Committee elected to award Ms. Woertz an individual multiplier of 1.0 in recognition of her efforts and contribution to achieving business results.

•  The Compensation/Succession Committee incorporated its and the full Board’s assessment of the full company performance when approving Ms. Woertz’s individual multiplier.

•  Ms. Woertz’s actual FY2015 cash award was $1,754,200, or 125% of her base salary, paid in 2016.

•  Key accomplishments included:

– Managed a successful transition to incoming CEO by sharing knowledge and experiences.

– Provided support to ADM’s Board of Directors in preparation of transitioning Chairman role to Mr. Luciano.

– Showed leadership in search for new directors with consumer experience and focus on diversity.

– Advanced efforts with the Board of Directors on governance initiatives.

– Promoted the company’s interests with government officials and foreign leaders.

Long-Term Incentives[1]

•  Ms. Woertz’s LTI award granted in February 2015 was between the “challenge” and “premium” levels based primarily on the company’s relative TSR performance from January 1, 2012 – December 31, 2014 and overall financial performance in the same period.

•  The award value of Ms. Woertz’s FY2014 LTI, awarded in February 2015 was $15,500,000, which included an additional $2,900,000 in recognition of her exceptional leadership efforts with CEO succession, implementation of strategic initiatives and outstanding performance over the three year period ending in FY2014.

•  For FY2015, Ms. Woertz was no longer eligible to receive long-term incentive awards as part of her compensation as Chairman.

ADM Proxy Statement 2016	29

COMPENSATION DISCUSSION AND ANALYSIS

MR. LUCIANO

Component	Pay Decisions

Base Salary	• In conjunction with his promotion to President and CEO, Mr. Luciano received a 20% base salary increase in 2015.

Annual Cash Incentive

•  Mr. Luciano’s target annual cash incentive opportunity for FY2015 was $2,100,000, or 175% of his base salary.

•  For FY2015, the Compensation/Succession Committee elected to award Mr. Luciano an individual multiplier of .95 based on lower than expected business results as a result of a challenging operating and economic environment for the year.

•  Mr. Luciano’s actual FY2015 cash award was $1,428,420 or 119% of his base salary, paid in 2016.

•  Key accomplishments included:

– Delivered more than $200 million in run-rate cost savings.

– Executed acquisitions and divestitures to optimize the company’s portfolio of business, positioning the company for improved returns.

– Expanded the company’s geographic footprint in strategically important regions.

– Oversaw significant expansions in the company’s product portfolio.

– Achieved the safest year in the company’s history with record-low total recordable and lost-time incident rates.

– Created robust leadership development programs to enhance strategic capabilities.

Long-Term Incentives[1]

•  Mr. Luciano’s LTI award granted in February 2015 was between the “challenge” and “premium” levels based primarily on the company’s relative TSR performance from January 1, 2012–December 31, 2014 and overall financial performance in the same period.

•  The award value of Mr. Luciano’s FY2014 LTI, awarded in February 2015, was $6,347,000, which included an additional $1,000,000 associated with his new role as CEO effective January 1, 2015.

•  Mr. Luciano’s base level LTI award for FY2015 was increased from $4,762,000 to $10,000,000 based on market competitiveness.

•  Mr. Luciano’s LTI award for FY2015 was granted at the base award level primarily attributed to the company’s relative TSR performance from January 1, 2013–December 31, 2015, and awarded in February 2016.

MR. YOUNG

Component	Pay Decisions

Base Salary	• In 2015, Mr. Young received a base salary increase of 3.1% based on individual performance and market competitiveness.

Annual Cash Incentive

•  Mr. Young’s target annual cash incentive opportunity for FY2015 was $1,064,498, or 129% of his base salary.

•  For FY2015, the Compensation/Succession Committee elected to award Mr. Young an individual multiplier of 1.1 in recognition of his efforts and contribution to achieving significant financial results for FY2015 and planning for future strategic initiatives to grow stockholder value.

•  Mr. Young’s actual FY2015 cash award was $838,399, or 102% of his base salary, paid in 2016.

•  Key accomplishments included:

– Implemented balanced capital allocation framework.

– Enhanced corporate financial planning process to support value creation framework.

– Strong corporate Selling, General & Administration (SG&A) cost control.

– Successfully achieved cost synergies on significant acquisitions.

– Advanced the enterprise business transformation project.

– Proactive investor outreach and communications program.

Long-Term Incentives[1]

•  Mr. Young’s LTI award granted in February 2015 was between the “challenge” and “premium” levels primarily based on the company’s relative TSR performance from January 1, 2012–December 31, 2014 and overall financial performance in the same period.

•  The award value of Mr. Young’s FY2014 LTI, awarded in February 2015, was $4,197,880.

•  Mr. Young’s base level LTI award for FY2015 was increased from $3,612,880 to $3,725,783 based on market competitiveness.

•  Mr. Young’s LTI award for FY2015 was granted at the base award level primarily attributed to the company’s relative TSR performance from January 1, 2013–December 31, 2015, and awarded in February 2016.

30	ADM Proxy Statement 2016

COMPENSATION DISCUSSION AND ANALYSIS

MR. FINDLAY

Component	Pay Decisions

Base Salary	• In 2015 Mr. Findlay’s salary remained unchanged.

Annual Cash Incentive

•   Mr. Findlay’s target annual cash incentive opportunity for FY2015 was $700,000, or 100% of his base salary.

•   For FY2015, the Compensation/Succession Committee elected to award Mr. Findlay an individual multiplier of 1.0 based on his performance throughout the year.

•   Mr. Findlay’s actual FY2015 cash award was $501,200, or 72% of his base salary, paid in 2016.

•   Key accomplishments included:

–  Significantly reduced outside legal spending, and total legal costs, through comprehensive outside counsel program and careful management of large legal matters.

–  Mitigated significant legal and reputational risks to the company by enhancing legal and regulatory compliance programs and successfully resolving large litigation matters.

–  Assisted the Board of Directors in putting in place corporate governance, improvements and facilitating a smooth CEO and Chairman transition.

–  Successfully handled complex cross-border mergers and acquisitions and integrated acquired companies.

Long-Term Incentives[1]

•   Mr. Findlay’s LTI award granted in February 2015 was between the “challenge” and “premium” levels primarily based on the company’s relative TSR performance from January 1, 2012–December 31, 2014 and overall financial performance in the same period.

•   The award value of Mr. Findlay’s FY2014 LTI, awarded in February 2015, was $2,685,000.

•   Mr. Findlay’s LTI targets for FY2015 remained unchanged.

•   Mr. Findlay’s LTI award for FY2015 was awarded at the base award level of $2,100,000 primarily attributed to the company’s relative TSR performance from January 1, 2013–December 31, 2015, and awarded in February 2016.

MR. TAETS

Component	Pay Decisions

Base Salary	• In 2015, Mr. Taets received a 3.0% base salary increase based on individual performance for FY2014 and market competitiveness.

Annual Cash Incentive

•   Mr. Taets’s target annual cash incentive opportunity for FY2015 was $550,000, or 82% of his base salary.

•   For FY2015, the Compensation/Succession Committee elected to award Mr. Taets an individual multiplier of .95 based on lower than expected business results as a result of a challenging operating and economic environment for the year.

•   Mr. Taets’s actual FY2015 cash award was $374,110, or 56% of his base salary, paid in 2016.

•   Key accomplishments included:

–  Made significant contributions to enterprise-wide efforts as a member of the executive council, especially in operational excellence and merger and acquisition activities.

–  Led numerous corporate merger and acquisition and integration efforts including ACTI, NSS Romania, and Medsofts Egypt.

–  Demonstrated commitment to excellence in safety with the Ag Services business unit having the lowest ever lost workday injuries in the history of the company.

Long-Term Incentives[1]

•   Mr. Taets’s LTI award granted in February 2015 was between the “challenge” and “premium” levels primarily based on the company’s relative TSR performance from January 1, 2012–December 31, 2014 and overall financial performance in the same period.

•   The award value of Mr. Taets’s FY2014 LTI, awarded in February 2015, was $1,480,001.

•   Mr. Taets’s base level LTI award for FY2015 was increased from $1,350,000 to $1,500,000.

•   Mr. Taets’s LTI award for FY2015 was awarded at the base award level primarily attributed to the company’s relative TSR performance from January 1, 2013–December 31, 2015, and awarded in February 2016.

•   Mr. Taets received an additional equity award of restricted stock units in October 2015 with an award value of $600,000 based on market competitiveness and performance.

1 – The FY2014 LTI awards granted in February 2015 appear in the Grants of Plan-Based Awards Table (GPBAT) and are reflected in the Summary Compensation Table (SCT) information for FY2015 because the SEC requires companies to report equity-based LTI awards for the fiscal year during which they were granted, even if they are based on performance during earlier fiscal years. As discussed earlier, the award value of an LTI award, which is the dollar value of the award as approved by the Compensation/Succession Committee, differs from the grant date fair value of the award as reflected in the SCT and GPBAT.

ADM Proxy Statement 2016	31

COMPENSATION DISCUSSION AND ANALYSIS

BASE SALARY

How are Base Salaries Determined?

The Compensation/Succession Committee establishes base salaries based on an NEO’s position, skills, performance, experience, tenure and responsibilities. The Committee annually assesses the competitiveness of base salary levels relative to salaries within the marketplace for similar executive positions. The Committee also considers factors such as individual performance, changes in responsibilities, and/or changes in competitive marketplace levels.

ANNUAL CASH INCENTIVES

How Do We Calculate Annual Cash Incentives?

Our annual incentive plan design remained unchanged for FY2015. Under this program design, executives cannot earn awards if we do not achieve a threshold level of Adjusted EBITDA, at least equal to the amount of the company’s dividend payments on a pretax basis and pretax interest expenses for the year. Under our annual cash incentive program, once the threshold level of Adjusted EBITDA was earned, 1.5% of Adjusted EBITDA above that level was allocated to fund the annual incentive pool. This value was then subject to adjustment based on Adjusted ROIC performance; if the company’s Adjusted ROIC was more than 200 basis points below the company’s weighted average cost of capital, the pool was to be reduced by 10%, and if it was more than 200 basis points above the company’s weighted average cost of capital, the pool was to be increased by 10%. Board of directors’ discretion is no longer embedded in the formula. The individual performance factor for NEOs continues to be 0.80 to 1.20, and is assessed by the Compensation/Succession Committee incorporating elements such as safety, compliance with law, regulation and company policies, and other individual and group factors, including company financial performance, and performance towards the company’s business strategy and objectives. Beginning in 2016, NEO annual cash incentives will be based on 75% company performance and 25% individual performance rather than 100% company performance with an individual performance factor. This change is being made to align NEO annual incentive design with the rest of the organization.

Annual cash incentives are determined by the degree to which company financial performance expectations are achieved and the Compensation/Succession Committee’s independent assessment of the company’s performance. This outcome may then be adjusted within a range of -20% to +20% based on the Compensation/Succession Committee’s assessment of individual and group performance. The formula used to calculate an annual cash incentive payout for NEOs can be expressed as follows:

1.5% of Adjusted EBITDA above $1.3B $31.4M	X	Adjusted ROIC Factor 1.035	=	Total Bonus Pool $32.5M	÷	Total Challenge Award Level[1] $45.4M	= 71.6% X	Individual Multiplier[2] 1.0	= 71.6%

1 – Total Challenge Award Level is defined as full bonus payments at target.

2 – For illustrative purposes, a 1.0 individual multiplier is used. Individual multipliers vary by NEO by +/- 20% based on the Compensation/Succession Committee’s assessment of individual performance and contribution to the company’s success.

How is the Individual Performance Multiplier Determined?

For FY2015, based on business results and the economic environment, the Compensation/Succession Committee elected to award the Chairman a 1.0 individual multiplier, the CEO a 0.95 individual multiplier, and the CFO a 1.1 individual multiplier. The Compensation/Succession Committee incorporated its and the full board’s assessment of the Chairman’s and CEO’s performance and full company performance when approving Ms. Woertz’s and Mr. Luciano’s individual multipliers. Mr. Young received an individual multiplier of 1.1 in recognition of his performance against individual and company goals, particularly his leadership in financial management. Mr. Findlay and Mr. Taets received individual multipliers of 1.0 and 0.95, respectively, in recognition of their performance against individual and company goals. The Committee exercised negative discretion when determining Mr. Luciano and Mr. Taets awards based on lower than expected business results for the year in a challenging operating and economic environment.

In addition to the individual achievements listed for each executive above, other considerations included the company’s progress towards operational excellence and efficiency initiatives, as well as advancement of the company’s geographic diversification strategy with key acquisitions and joint ventures in Egypt, Europe and China.

32	ADM Proxy Statement 2016

COMPENSATION DISCUSSION AND ANALYSIS

What is the Resulting Annual Cash Incentive for Each NEO?

The purpose of the annual cash incentive program is to reward performance based on the achievement of company, business and individual objectives. At the start of each fiscal year, the Compensation/Succession Committee approves minimum, target, and maximum annual cash incentive levels for each NEO. Target annual cash incentive levels are expressed as a percentage of salary. Based on company and individual performance, annual cash incentive payouts can range between 0% and 240% of the target annual cash incentive. Based on the determination of the company and individual performance factors as described above, each NEO received an annual cash incentive for FY2015, payable in 2016, equal to 71.6% of his or her target annual cash incentive, which was then adjusted by each NEO’s individual multiplier.

Executive	Target Cash Incentive Opportunity (% of Salary)	Minimum Cash Incentive Opportunity	Target Cash Incentive Opportunity	Maximum Cash Incentive Opportunity	Actual FY2015 Cash Award

P.A. Woertz	175%	$0	$2,450,000	$5,880,000	$1,754,200

J.R. Luciano	175%	$0	$2,100,000	$5,040,000	$1,428,420

R.G. Young	129%	$0	$1,064,498	$2,554,795	$838,399

D.C. Findlay	100%	$0	$700,000	$1,680,000	$501,200

J.D. Taets	82%	$0	$550,000	$1,320,000	$374,110

Equity-Based Long-Term Incentives

The company’s long-term incentive program (“LTI Program”) aligns the interests of executives with those of stockholders by rewarding the achievement of long-term stockholder value, supporting stock ownership, and encouraging long-term service with the company. In the following sections, we discuss the process for determining equity grants delivered under the company’s LTI Program.

In terms of grant size and grant form, the company’s LTI awards are determined based upon the Compensation/Succession Committee’s assessment of performance during the prior three fiscal years. For example, equity grants made in February, 2015 reflected the Compensation/Succession Committee’s assessment of performance from January 1, 2012 through December 31, 2014. This concept of making grants based on the assessment of prior performance is similar in approach to the company’s annual cash incentive plan. As such, the company’s equity-based long-term incentive grants are performance-based. The Compensation/Succession Committee’s assessment of performance considers the company’s TSR performance relative to the S&P 100 Industrials as well as multiple other performance factors and economic conditions, and is not strictly formulaic. The February 2015 grants appear in the Grants of Plan-Based Awards table and are reflected in the Summary Compensation Table information for FY2015 because the SEC requires companies to report equity-based LTI awards for the fiscal year during which they were granted, even if they are based on performance during earlier fiscal years.

At the start of the fiscal year, the Compensation/Succession Committee established for each NEO, base, challenge and premium LTI award values. Under this structure, NEOs earn competitive grants only if the company’s relative TSR is at or above median of the applicable market comparisons reviewed by the Compensation/Succession Committee. The Compensation/Succession Committee may grant “base” awards to maintain the appropriate alignment between management and stockholders through the opportunity to realize future equity value and to provide for necessary retention of the company’s key executive talent.

Challenge awards are intended to result in competitive total direct compensation levels when combined with base salaries and annual target cash incentives. The Compensation/Succession Committee also considers the company’s one-year, three-year and five-year relative TSR compared to the S&P 100 Industrials.

How Did We Determine LTI Awards Granted in February 2015? (Reflecting 2012-2014 Performance)

LTI awards for FY2014 were granted between the challenge and premium level and awarded in February 2015. In determining the award level, the Compensation/Succession Committee reviewed the company’s strong three-year TSR performance of 94.4%, which was at the 61st percentile versus the S&P 100 Industrials, adjusted ROIC performance as compared to the prior year, portfolio management and strategic plan accomplishments. Based on its review, the Compensation/Succession Committee exercised negative discretion and approved awards at a level below the premium award equal to 45% of the difference between the challenge and premium award amounts to align payouts with

ADM Proxy Statement 2016	33

COMPENSATION DISCUSSION AND ANALYSIS

our TSR performance. The total award value was delivered 50% in stock options and 50% in restricted stock units to support our objectives of aligning with stockholders while providing a strong retention device for our executives.

	FY2014 Long-Term Incentive
Executive	Minimum Award	Base Award	Challenge Award	Premium Award	February 2015 Award Value[1]

P.A. Woertz	$0	$10,000,000	$11,500,000	$13,500,000	$15,500,000[2]

J.R. Luciano	$0	$4,762,000	$4,962,000	$5,662,000	$6,347,000[3]

R.G. Young	$0	$3,612,880	$3,812,880	$4,512,880	$4,197,880

D.C. Findlay	$0	$2,100,000	$2,300,000	$3,000,000	$2,685,000

J.D. Taets	$0	$1,350,000	$1,408,500	$1,538,501	$1,480,001

1. Dollar value of the awards as approved by the Compensation/Succession Committee, which differ from the grant date fair values as discussed previously.

2. Includes additional equity grant of $2,900,000 for Ms. Woertz in recognition of her exceptional leadership efforts with CEO succession, and outstanding performance over the three year period ending December 31, 2014. Beginning in FY2015, Ms. Woertz was no longer eligible to earn long-term incentive awards as part of her compensation as Chairman.

3. Includes an additional $1,000,000 for Mr. Luciano associated with his promotion to President and CEO.

Equity Grants Made in February 2016 (Reflecting 2013-2015 Performance)

In February 2016, the Committee granted equity awards for FY2015 at the base award level. In determining the award level, the Compensation/Succession Committee reviewed the company’s relative three-year TSR performance of 43.1% which was below the median versus the S&P 100 Industrials, portfolio management and strategic plan accomplishments as described in Section 1. The total value of the awards were delivered 50% in stock options and 50% in restricted stock units to support our objectives of aligning with stockholders while providing a strong retention device for our executives.

	FY2015 Long-Term Incentive
Executive	Minimum Award	Base Award	Challenge Award	Premium Award	February 2016 Award Value[1]

P.A. Woertz	$0	$0	$0	$0	$0

J.R. Luciano	$0	$10,000,000	$11,500,000	$13,500,000	$10,000,000

R.G. Young	$0	$3,725,783	$3,925,783	$4,625,783	$3,725,783

D.C. Findlay	$0	$2,100,000	$2,300,000	$3,000,000	$2,100,000

J.D. Taets	$0	$1,500,000	$1,560,256	$1,694,156	$1,500,000[2]

1. Dollar value of the awards as approved by the Compensation/Succession Committee, which differ from grant date award value.

2. Value does not include $600,000 equity award received in October 2015.

Terms of the company’s equity awards granted in February 2015 and February 2016 generally are as follows:

•	Stock options are granted at an exercise price equal to fair market value of the company’s common stock at the grant date in accordance with the 2009 Incentive Compensation Plan. The options typically vest incrementally over five years and can be exercised during a ten-year period following the date of grant.

•	RSUs typically vest three years after the date of grant.

•	Equity awards granted under the LTI Program vest immediately if control of the company changes or upon the death of the executive. Awards continue to vest if the executive leaves the company because of disability or retirement (age 55 or greater with 10 or more years of service). The Compensation/Succession Committee believes that these provisions are appropriate to assure NEOs stay focused on the long-term success of the company during a sale of the company or amidst certain personal circumstances. These provisions also increase the value of the awards to the NEOs, which in turn, enhances retention. For grants with respect to FY2012 and beyond, award agreements include forfeiture and clawback provisions as described in Section 8.

34	ADM Proxy Statement 2016

COMPENSATION DISCUSSION AND ANALYSIS

Additional Awards Granted

In October 2015, Mr. Taets received an additional equity award of $600,000 to increase the market competitiveness of his compensation and aid in retention.

Does the Company Have a Policy for When Grants are Made?

The Compensation/Succession Committee grants all equity awards to NEOs, and no attempt is made to time the granting of these awards in relation to the release of material, non-public information. The exercise price of all stock options is set at fair market value (as determined in accordance with the applicable incentive compensation plan) on the grant date. Under the 2009 Incentive Compensation Plan, fair market value is the closing market price of the company’s common stock on the last trading day prior to the date of grant. The Compensation/Succession Committee meets during the first fiscal quarter of each fiscal year and determines the annual equity awards granted to NEOs. These awards are issued promptly following the date of the Compensation/Succession Committee’s meeting and approval. In addition to annual awards, the NEOs may receive awards when they join the company or change their status, including promotions.

BENEFITS

What Retirement Benefits are Provided?

The company provides the following programs to NEOs to support the attraction, retention and motivation of these employees. With few exceptions, the company’s philosophy is to offer the same benefits to all U.S. salaried employees as is offered to the company’s NEOs.

Retirement Program	Eligibility	Description
401(k) Plan/ Employee Stock Ownership Plan	All salaried employees

Qualified defined contribution plan where employees may defer up to 75% of eligible pay, up to $18,000 for 2015. Employees who are 50 years of age or older can elect to make additional contributions of up to $6,000 for 2015. The company provides a 1% non-elective employer contribution and a match of 4% on the first 6% contributed by an employee. The employee contribution can be made pre-tax (401(k)) or after-tax (Roth 401(k)).

ADM Retirement Plan	All salaried employees

Those with 5 or more years of service as of January 1, 2009, participate in a qualified traditional defined benefit formula where the benefit is based on number of years of service and base salary during the later stages of employment. Those with less than 5 years of service as of January 1, 2009 participate in a qualified cash balance pension formula where the benefit is based on an accrual of benefit based on a stated percent of the participant’s base compensation each year.

Deferred Compensation Plan	Employees with salaries above $175,000

Eligible participants may defer up to 75% of their annual base salary and up to 100% of their annual cash incentive until elected future dates. Earning credits are added to the deferred compensation account balances based upon hypothetical investment elections available under these plans and chosen by the participant. These hypothetical investment options correspond with the investment options (other than company common stock) available under the 401(k) Plan/Employee Stock Ownership Plan.

Supplemental Retirement Plan	Employees whose retirement benefit is limited by applicable IRS limits

Non-qualified deferred compensation plan that ensures participants in the Retirement Plan receive an aggregate retirement benefit that would have been received if not for certain limitations under applicable tax law.

ADM Proxy Statement 2016	35

COMPENSATION DISCUSSION AND ANALYSIS

What Other Benefits are Provided to NEOs?

We provide a benefits package for employees (including NEOs) and their dependents, portions of which may be paid for by the employee. Benefits include: life, accidental death and dismemberment, health (including prescription drug), dental, vision, and disability insurance; dependent and healthcare reimbursement accounts; tuition reimbursement; paid time-off; holidays; and a matching gifts program for charitable contributions. NEOs have the same benefits package as other employees.

What Perquisites are Provided to NEOs?

Perquisites are an additional form of income to the NEOs, as shown in the Summary Compensation Table, and the NEOs are individually responsible for any taxes related to this income. We provide our CEO and the other NEOs, as approved by the company’s CEO, with limited personal use of company-owned aircraft. The Compensation/Succession Committee requires that our CEO have access to the aircraft for personal use for security and efficiency reasons. See the notes to the Summary Compensation Table for a description of other perquisites provided to the NEOs.

36	ADM Proxy Statement 2016

COMPENSATION DISCUSSION AND ANALYSIS

SECTION 7 — EMPLOYMENT AGREEMENTS, SEVERANCE, AND CHANGE-IN-CONTROL BENEFITS

What Employment Agreements are in Place?

In connection with the election of Ms. Woertz as our President and Chief Executive Officer, the company and Ms. Woertz entered into Terms of Employment dated as of April 27, 2006. In recognition of the January 1, 2015, change in her position with our company, and in keeping with our practice of having no employment contracts for senior executives, on February 11, 2015, Ms. Woertz and the company terminated the Terms of Employment. In addition, Ms. Woertz did not receive long-term incentive awards as part of her compensation as Chairman.

What Other Agreements are in Place for NEOs?

While Mr. Findlay does not have an employment agreement, we did commit to certain initial compensation terms at hire. At the time of his hire, we awarded Mr. Findlay equity awards to compensate him for his forfeiture of equity awards at his previous employer, designed to retain his services into the future, and to align his compensation with stockholders. These equity awards are subject to accelerated vesting in the event of death or termination of employment for reasons other than “gross misconduct” or for “good reason” as those terms are defined in the offer letter.

What Other Severance Benefits are Provided to NEOs?

In 2014, the Compensation/Succession Committee revised the company’s severance program to align with market practices and eliminate accelerated vesting of equity or payout of unvested equity at termination. This program serves as a guideline for the severance benefits that may be provided to various levels of employees upon termination of their employment without cause or their resignation with good reason, but the program does not create a contractual right to receive any severance benefits on the part of the employee. The guidelines contained in the program for executive officers include the following termination benefits, subject, in all cases, to the discretion of the Compensation/Succession Committee to increase or decrease these benefits:

•	cash severance equal to two times then-current base salary and target cash incentive; and

•	extension of healthcare coverage for up to two years following termination.

In addition, the Compensation/Succession Committee generally requires each executive to enter into a non-competition and non-solicitation agreement in exchange for receiving severance under the program.

What Change-in-Control Benefits are Provided?

If a change-in-control occurs with respect to the company, the equity grants held by the company’s executive officers generally will vest immediately pursuant to the terms of these awards. The Compensation/Succession Committee believes that this accelerated vesting is an appropriate provision to provide the executives with some assurance that they will not be disadvantaged with respect to their equity awards in the event of a change-in-control of the company. This assurance increases the value of these awards to the executives, which in turn enhances retention.

SECTION 8 — ADDITIONAL EXECUTIVE COMPENSATION POLICIES AND PRACTICES

Does the Company Have a Clawback Policy?

We have included clawback provisions in the company’s long-term incentive award agreements that provide us with the ability to recover long-term incentive compensation for a broad range of reasons. This aggressive approach to recoupment of long-term incentive compensation reflects the company’s commitment to protecting stockholder value.

For awards granted in August 2012 and beyond, we have implemented an additional clawback policy for all cash and equity-based long-term incentive awards. Specifically, this policy provides for the recoupment of any cash or equity incentive awards for a period of three years from the date of award. We have the right to clawback incentive payments made to NEOs and certain other members of senior management in the event of a financial restatement or ethical misconduct. In 2015, additional language was added to equity awards which includes post-vesting non-competition and non-solicitation restrictions prohibiting competitive activity and solicitation of ADM customers and employees. As regulatory requirements regarding recoupment of executive compensation continue to evolve, we will review and update the company’s policies to, at the very least, be compliant with all current requirements.

Are There Policies in Place That Restrict Transactions Involving the Company’s Stock?

Pursuant to the company’s Insider Trading Policy, employees and directors may not engage in short selling, speculative trading, or hedging transactions involving the company’s stock, including writing or trading in options, warrants, puts and calls, prepaid variable forward contracts, equity swaps or collars, or entering into other transactions that are designed to hedge or offset decreases in the price of the company’s securities. In addition, employees and directors are required to review any pledging of company securities with the company’s General Counsel prior to engaging in such activity.

ADM Proxy Statement 2016	37

COMPENSATION DISCUSSION AND ANALYSIS

The company’s Insider Trading Policy also provides that all transactions in our company’s securities by the company’s directors, the NEOs and certain other officers and employees must be pre-cleared by the company’s law department.

What Role Does Section 162(m) of the Internal Revenue Code Have in the Design of Executive Compensation Programs?

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation paid in excess of $1 million annually to the CEO and the three other most highly-compensated executive officers, other than the Chief Financial Officer, unless the compensation in excess of $1 million qualifies as “performance-based” compensation. Performance-based compensation for these purposes generally does not include salaries, incentive compensation for which the company’s stockholders have not approved the business criteria upon which applicable performance goals are based, and incentive compensation (other than stock options and stock appreciation rights) the payment of which is not based on the satisfaction of objective pre-established performance goals or as to which a compensation committee has discretion to increase the amount of the payout. The Compensation/Succession Committee retains the discretion to provide compensation that may not be tax deductible if it feels these actions are in the best interests of the company and its stockholders. The Compensation/Succession Committee believes that the amount of any expected loss of a tax deduction under Section 162(m) will be insignificant to the company’s overall tax position.

Has the Company Evaluated Its Compensation Programs as They Relate to Risk?

On an ongoing basis, the Compensation/Succession Committee, with input from management, assesses potential risks associated with compensation decisions and discusses them with the our board of directors if warranted. To date, we have not identified any incentive compensation programs that encourage inappropriate risk taking. We have established a policy under which we engage an outside consultant every other year to review the company’s programs and independently assess the risk in them.

During FY2015, ADM engaged an outside consultant, The Hay Group (“Hay”), to assist the Compensation/Succession Committee in evaluating the risk in the company’s compensation programs. In conducting an independent assessment, Hay reviewed all of the company’s incentive compensation programs and determined there were no compensation programs that encourage inappropriate risk-taking or the manipulation of earnings. The detailed findings of this review were discussed with management and presented to the Compensation/Succession Committee in February 2016. Another independent review of the company’s incentive programs will be conducted during FY2017 and reported to the Compensation/Succession Committee.

How Does the Company Address Liabilities Associated With Retirement Programs?

The Compensation/Succession Committee is mindful that the non-qualified deferred compensation and supplemental retirement plans create financial statement liabilities. We generally do not set amounts aside in a “rabbi” trust for the benefit of participants in the deferred compensation or supplemental retirement plans. However, the deferred compensation plans have “rabbi” trust funding triggers in the event of a potential change in control of the company. This trigger provides some measure of assurance to employees that amounts they have chosen to defer from their current compensation will be held for their benefit, although still subject to creditor claims as required under the applicable tax law. In maintaining the non-qualified plans, the Compensation/Succession Committee has duly considered that the federal income tax deduction available to the company occurs at the same time that participants are paid benefits from the applicable plan.

The company is required to fund its qualified pension plans in a manner consistent with the minimum funding requirements of the Internal Revenue Code and the Employee Retirement Income Security Act. Historically, the company has made contributions in excess of the minimum to maintain its plans at or near a full funding level relative to the accrued benefit obligation.

Compensation/Succession Committee Report

The Compensation/Succession Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation/Succession Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

K.R. Westbrook, Chairman

A.L. Boeckmann

M.H. Carter

T.F. O’Neill

D. Shih

Compensation/Succession Committee Interlocks and Insider Participation

None of the members of the Compensation/Succession Committee is or has been an employee of the company or any of the company’s subsidiaries. There are no interlocking relationships between the company and other entities that might affect the determination of the compensation of the company’s executive officers.

38	ADM Proxy Statement 2016

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation for the fiscal years noted in the table of our principal executive officer, principal financial officer, and our three other most highly-compensated executive officers who were serving as executive officers on December 31, 2015 (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
P. A. WOERTZ Chairman(1)	2015	1,400,000	—	8,234,413	8,162,491	1,754,200	158,841(4)	106,175(5)	19,816,120
	2014	1,383,459	—	5,020,194	6,035,930	3,263,400	711,420	608,538	17,022,941
	2013	1,300,000	—	3,124,908	957,687	1,412,775	22,734	63,657	6,881,761
J. R. LUCIANO CEO and President(1)	2015	1,200,000	—	3,371,859	3,342,408	1,428,420	32,426(4)	53,837(5)	9,428,950
	2014	990,840	—	2,496,804	3,001,997	2,113,884	48,527	529,596	9,181,648
	2013	945,000	—	1,601,535	490,818	1,086,750	21,471	233,599	4,379,173
R. G. YOUNG Executive Vice President and CFO	2015	820,874	—	2,230,155	2,210,662	838,399	21,167(4)	21,390(5)	6,142,647
	2014	795,837	—	1,965,590	2,363,277	1,374,943	41,708	360,993	6,902,348
	2013	775,000	—	976,560	299,285	724,500	17,027	18,055	2,810,427
D. C. FINDLAY Senior Vice President, General Counsel and Secretary	2015	700,000	—	1,426,415	1,413,959	501,200	20,140(4)	21,737(5)	4,083,451
	2014	700,000	—	1,115,599	1,341,325	777,000	21,116	78,547	4,033,587
	2013	350,000	1,200,000	3,187,749	1,098,792	—	8,493	436,339	6,281,373
J. D. TAETS Senior Vice President	2015	666,264	—	1,423,728	779,395	374,110	260,756(4)	1,292,006(6)	4,796,259
	2014	650,004	—	748,245	899,648	638,250	744,215	1,066,697	4,747,059

(1) Ms. Woertz retired as Chairman, a director and executive officer of the company effective December 31, 2015, and Mr. Luciano was elected Chairman effective January 1, 2016.

(2) The amounts shown for stock and option awards represent the aggregate grant date fair value of the awards for fiscal years 2015, 2014 and 2013, respectively. We calculated these amounts in accordance with the provisions of FASB ASC Topic 718 utilizing the assumptions discussed in Note 11 to our financial statements for the fiscal years ended December 31, 2015 and December 31, 2014, and in Note 12 to our financial statements for the fiscal year ended December 31, 2013.

(3) Represents amounts earned under our annual incentive plan during each of the respective fiscal periods shown. In each case, the amounts were paid shortly after the close of the applicable fiscal period.

(4) Each amount shown represents the aggregate change in actuarial present value of the named executive officer’s accumulated benefit under all defined benefit and actuarial pension plans from December 31, 2014 to December 31, 2015, using the same assumptions used for financial reporting purposes except that retirement age is assumed to be the normal retirement age (65) specified in the plans. No named executive officer received above market or preferential earnings on deferred compensation. To derive the change in pension value for financial reporting purposes, the assumptions used to value pension liabilities on December 31, 2014 were interest rate of 3.90% for the ADM Retirement Plan, interest rate of 3.70% for the ADM Supplemental Retirement Plan and mortality determined using the RP2014 mortality table, with a white collar adjustment, projected generationally using Scale MP-2014 and the assumptions used to value pension liabilities on December 31, 2015 were interest rate of 4.30% for the ADM Retirement Plan, interest rate of 4.05% for the ADM Supplemental Retirement Plan and mortality determined using the RP2014 mortality table, with a white collar adjustment, projected generationally using Scale MP-2015.

(5) The amounts shown for the designated individuals in this column for 2015 consist of costs for personal use of company aircraft, security services, relocation expenses, imputed value of company-provided life insurance, executive health services and company matching contributions under our 401(k) and Employee Stock Ownership Plan. Specific perquisites and other items applicable to the NEOs listed are identified below by an “X”. Where a perquisite or benefit exceeded $10,000, the dollar amount is given.

Neo	Personal Aircraft Use	Security Services	Relocation Expenses	Imputed Value of Life Insurance	Executive Health Services	401K Plan Match
P. A. Woertz	$67,851	X	11,435	X	X	$13,250
J. R. Luciano	$32,565			X	X	$13,250
R. G. Young			X	X	X	$13,250
D. C. Findlay	X			X	X	$13,250

(6) Includes $1,074,452 for payment of certain foreign taxes; $119,778 related to certain tax gross ups; $12,716 related to personal use of company aircraft; amounts payable pursuant to our expatriate policy which totaled $501,397 and included cost of living allowance ($174,138), tax preparation, utilities, education assistance ($34,108), home leave ($56,708), company-owned vehicle ($20,783) and housing assistance ($213,485); and amounts related to company contributions under our 401(k) and Employee Stock Ownership Plan ($13,250), imputed value of life insurance, and executive health services. Certain deductions related to housing and hypothetical state and federal taxes are reflected in the total.

Aggregate incremental cost to our company of perquisites and personal benefits is determined as follows. In the case of payment of expenses related to items such as tax preparation services, utilities, education assistance, home leave, housing assistance, home security systems, executive healthcare services and relocation expenses, incremental cost is determined by the amounts paid to third-party providers. Relocation expenses may also include a one-time lump sum payment related to differences in cost of living and loss on sale of a former

ADM Proxy Statement 2016	39

EXECUTIVE COMPENSATION

residence. In the case of personal use of company-owned aircraft, incremental cost is based solely on the cost per hour to the company to operate the aircraft, and does not include fixed costs that do not change based on usage, such as purchase costs of the aircraft and non-trip-related hangar expenses. Our direct operating cost per hour of an aircraft is based on the actual costs of fuel, on-board catering, aircraft maintenance, landing fees, trip-related hangar and parking costs, and smaller variable costs, divided by the number of hours the aircraft was operated during the year. In the case of personal use of company-owned automobiles, incremental cost is based on the direct costs to operate the vehicle, such as maintenance, fuel, registration and parking fees, and does not include fixed costs to acquire or lease the vehicle.

Employment Agreements

In connection with the election of Ms. Woertz as our President and Chief Executive Officer, we and Ms. Woertz entered into Terms of Employment dated as of April 27, 2006. In recognition of the January 1, 2015 change in her position with our company, and in keeping with our practice of having no employment contracts for senior executives, on February 11, 2015, Ms. Woertz and the company terminated the Terms of Employment.

Grants of Plan-Based Awards During Fiscal Year 2015

The following table summarizes the grants of plan-based awards made to our named executive officers during the fiscal year ended December 31, 2015.

		Estimated Future Payment Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh) (1)	Closing Market Price on the Date of Grant ($)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
P. A. WOERTZ		0	2,450,000	5,880,000
	2/12/15				175,499				8,234,413
	2/12/15					793,245	46.92	47.44	8,162,491
J. LUCIANO		0	2,100,000	5,040,000
	2/12/15				71,864				3,371,859
	2/12/15					324,821	46.92	47.44	3,342,408
R. G. YOUNG		0	1,064,498	2,554,795
	2/12/15				47,531				2,230,155
	2/12/15					214,836	46.92	47.44	2,210,662
D. C. FINDLAY		0	700,000	1,680,000
	2/12/15				30,401				1,426,415
	2/12/15					137,411	46.92	47.44	1,413,959
J. D. TAETS		0	550,000	1,320,000
	2/12/15				16,758				786,285
	2/12/15					75,743	46.92	47.44	779,395
	10/15/15				14,178				637,443

(1) Exercise price was determined by using the closing market price of a share of our common stock on the New York Stock Exchange on the trading day immediately prior to the grant date.

(2) The grant date fair value is generally the amount the company would expense in its financial statements over the award’s service period under FASB ASC Topic 718.

All of the awards in the table above were granted under our 2009 Incentive Compensation Plan. The awards shown in the columns designated “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” were made pursuant to our annual cash incentive plan. The amounts actually paid with respect to these awards are reflected in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. See “Compensation Discussion and Analysis” for more information about our annual cash incentive plan.

All of the awards shown in the “All Other Stock Awards” column in the table above are restricted stock unit awards and vest in full three years after the date of the grant. Under the terms of the restricted stock unit award agreement pertaining to each of these awards, the recipient of the award may receive cash dividend equivalents on restricted stock units prior to their vesting date, but may not transfer or pledge the units in any manner prior to vesting. Dividend equivalents on restricted stock units are paid at the same rate as dividends to our stockholders generally. Vesting accelerates in full upon the death of the award recipient or a change-in-control of our company, and continues in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for other reasons, unvested shares are forfeited (except as otherwise described below in “Termination of Employment and Change-in-Control Arrangements”).

40	ADM Proxy Statement 2016

EXECUTIVE COMPENSATION

With respect to each of the restricted stock unit awards described above, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s unvested units will be forfeited, and any shares issued in settlement of units that have already vested must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date they were issued.

All of the awards shown in the “All Other Option Awards” column in the table above are non-qualified stock option awards, vest and become exercisable in five equal annual installments commencing on the first anniversary of the grant date, and must be exercised within ten years after the grant date. The exercise price may be paid in cash or by delivering shares of our common stock that are already owned by the award recipient. Under the terms of the stock option agreement pertaining to each of these awards, vesting and exercisability accelerate in full upon the death of the recipient or change-in-control of our company, and continue in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for other reasons, a recipient forfeits any interest in the unvested portion of any option (except as otherwise described below in “Termination of Employment and Change-in-Control Arrangements”), but retains the right to exercise the previously vested portion of any option for a period of three months. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s right to exercise any unexercised options will terminate, the recipient’s right to receive option shares will terminate, and any shares already issued upon exercise of the option must be returned to us in exchange for the lesser of the shares’ then-current fair market value or the price paid for the shares, or the recipient must pay us cash in the amount of the gain realized by the recipient from the exercise of the option.

The impact of a termination of employment or change-in-control of our company on restricted stock unit, performance share unit and stock option awards held by our named executive officers is quantified in the “Termination of Employment and Change-in-Control Arrangements” section below.

ADM Proxy Statement 2016	41

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year 2015 Year-End

The following table summarizes information regarding unexercised stock options and unvested restricted stock awards for the named executive officers as of December 31, 2015.

	OPTION AWARDS				STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)(1)
P. A. WOERTZ	—	793,245(2)	46.92	2-12-2025
	94,311	377,246(3)	40.65	2-13-2024
	40,322	60,485(4)	32.50	2-21-2023
	280,321	186,682(5)	26.25	8-16-2022
	334,812	83,703(6)	26.17	8-11-2021
	348,248	—	30.71	8-19-2020
	337,657	—	28.70	9-10-2019
	824,801	—	26.03	8-8-2018
	103,669	—	34.37	8-3-2017
	138,770	—	36.34	5-1-2016	364,378(8)	13,365,385
J. R. LUCIANO	—	324,821(2)	46.92	2-12-2025
	46,906	187,625(3)	40.65	2-13-2024
	20,665	30,999(4)	32.50	2-21-2023
	129,951	86,634(5)	26.25	8-16-2022
	155,211	38,803(6)	26.17	8-11-2021	166,794(9)	6,118,003
R. G. YOUNG	—	214,836(2)	46.92	2-12-2025
	36,926	147,705(3)	40.65	2-13-2024
	12,601	18,902(4)	32.50	2-21-2023
	74,257	49,506(5)	26.25	8-16-2022
	64,301	16,076(6)	26.17	8-11-2021	116,317(10)	4,266,508
D. C. FINDLAY	—	137,411(2)	46.92	2-12-2025
	20,958	83,833(3)	40.65	2-13-2024
	39,801	59,702(7)	36.68	7-22-2023	144,752(11)	5,309,503
J. D. TAETS	—	75,743(2)	46.92	2-12-2025
	14,057	56,228(3)	40.65	2-13-2024
	5,544	8,317(4)	32.50	2-21-2023
	31,745	21,164(5)	26.25	8-16-2022
	10,644	2,661(6)	26.17	8-11-2021
	6,781	—	30.71	8-19-2020
	5,624	—	28.70	9-10-2019
	5,319	—	34.37	8-3-2017
	3,867	—	41.81	8-10-2016	58,333(12)	2,139,654

(1) Calculated by multiplying the closing market price of a share of our common stock on the New York Stock Exchange on December 31, 2015, which was $36.68, by the number of shares or units that have not vested.

(2) Stock options vest at the rate of 20% of the initial grant per year, with vesting dates on February 12 of 2016, 2017, 2018, 2019 and 2020.

(3) Stock options vest at the rate of 20% of the initial grant per year, with remaining vesting dates on February 13 of 2016, 2017, 2018 and 2019.

(4) Stock options vest at the rate of 20% of the initial grant per year, with remaining vesting dates on February 21 of 2016, 2017 and 2018.

(5) Stock options vest at the rate of 20% of the initial grant per year, with remaining vesting dates on August 16 of 2016 and 2017.

(6) Stock options vest at the rate of 20% of the initial grant per year, with remaining vesting date on August 11, 2016.

(7) Stock options vest at the rate of 20% of the initial grant per year, with remaining vesting dates on July 22 of 2016, 2017 and 2018.

(8) Restricted stock unit awards vest as to 65,381 shares on February 21, 2016, 123,498 shares on February 13, 2017 and 175,499 shares on February 12, 2018.

(9) Restricted stock unit awards vest as to 33,508 shares on February 21, 2016, 61,422 shares on February 13, 2017 and 71,864 shares on February 12, 2018.

(10) Restricted stock unit awards vest as to 20,432 shares on February 21, 2016, 48,354 shares on February 13, 2017 and 47,531 shares on February 12, 2018.

(11) Restricted stock unit awards vest as to 86,907 shares on July 22, 2016, 27,444 shares on February 13, 2017 and 30,401 shares on February 12, 2018.

(12) Restricted stock unit awards vest as to 8,990 shares on February 21, 2016, 18,407 shares on February 13, 2017, 16,758 shares on February 12, 2018 and 14,178 shares on October 15, 2018.

42	ADM Proxy Statement 2016

EXECUTIVE COMPENSATION

Option Exercises and Stock Vested During Fiscal Year 2015

The following table summarizes information regarding stock options exercised by the named executive officers during the fiscal year ended December 31, 2015, restricted stock and restricted stock unit awards to the named executive officers that vested during that same period, and performance share units that were earned with respect to that period.

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired Upon Vesting (#)	Value Realized on Vesting ($)(2)

P. A. WOERTZ	0	0	183,543	8,295,835

J. R. LUCIANO	0	0	86,592	3,900,979

R. G. YOUNG	0	0	50,086	2,251,317

D. C. FINDLAY	0	0	0	0

J. D. TAETS	0	0	40,308	1,655,458

(1) Represents the difference between the market value of the shares acquired upon exercise (calculated using the average of the high and low sale prices reported on the New York Stock Exchange on the exercise date) and the aggregate exercise price of the shares acquired.

(2) Represents the market value of the shares that vested, calculated using the average of the high and low sale prices reported on the New York Stock Exchange on the vesting date.

Pension Benefits

The following table summarizes information regarding the participation of each of the named executive officers in our defined benefit retirement plans as of the pension plan measurement date for the fiscal year ended December 31, 2015.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Period ($)
P. A. WOERTZ	ADM Retirement Plan	10	217,735	0
	ADM Supplemental Retirement Plan	10	2,680,762	0
J. R. LUCIANO	ADM Retirement Plan	5	37,968	0
	ADM Supplemental Retirement Plan	5	106,469	0
R. G. YOUNG	ADM Retirement Plan	5	41,426	0
	ADM Supplemental Retirement Plan	5	81,780	0
D. C. FINDLAY	ADM Retirement Plan	3	23,085	0
	ADM Supplemental Retirement Plan	3	26,663	0
J. D. TAETS	ADM Retirement Plan	28	786,278	0
	ADM Supplemental Retirement Plan	28	1,231,948	0

(1) The number of years of credited service was calculated as of the pension plan measurement date used for financial statement reporting purposes, which was December 31, 2015. For each of the named executive officers, the number of years of credited service is equal to the number of actual years of service with our company.

(2) The assumptions used to value pension liabilities as of December 31, 2015 were interest of 4.30% for the ADM Retirement Plan and 4.05% for the ADM Supplemental Retirement Plan and mortality determined under the RP2014 mortality table, with a white collar adjustment, projected generationally using scale MP-2015. The amounts reported for Ms. Woertz, Mr. Luciano, Mr. Young, and Mr. Findlay are the present value of their respective projected normal retirement benefit under the Retirement and Supplemental Plans at December 31, 2015. The amounts reported are calculated by projecting the balance in the accounts forward to age 65 by applying a 2.89% interest rate and then discounting back to December 31, 2015 using the assumptions specified above. The total account balance for Ms. Woertz at December 31, 2015 under the Retirement and Supplemental Plans was $2,137,326, the total account balance for Mr. Luciano at December 31, 2015 under the Retirement and Supplemental Plans was $124,469, the total account balance for Mr. Young at December 31, 2015 under the Retirement and Supplemental Plans was $107,131, and the total account balance for Mr. Findlay at December 31, 2015 under the Retirement and Supplemental Plans was $42,343, which are the amounts that would have been distributable if such individuals had terminated employment on that date.

ADM Proxy Statement 2016	43

EXECUTIVE COMPENSATION

Qualified Retirement Plan

We sponsor the ADM Retirement Plan (the “Retirement Plan”), which is a qualified defined benefit plan under Section 401(a) of the Internal Revenue Code. The Retirement Plan covers eligible salaried employees of our company and its participating affiliates.

Effective January 1, 2009, the Retirement Plan was amended to provide benefits determined under a cash-balance formula. The cash-balance formula applies to any participant entering or re-entering the plan on or after January 1, 2009 and to any participant who had less than five years of service prior to January 1, 2009. For a participant with an accrued benefit but less than five years of service prior to January 1, 2009, an account was established on January 1, 2009 with an opening balance equal to the present value of his or her accrued benefit determined under the final average pay formula. The accrued benefits of all other participants to whom the cash-balance formula does not apply continue to be determined under the traditional final average pay formula. Ms. Woertz, Mr. Luciano, Mr. Young and Mr. Findlay participate in the cash-balance formula, while Mr. Taets participates in the final average pay formula.

A participant whose accrued benefit is determined under the

cash-balance formula has an individual hypothetical account

established under the Retirement Plan. Pay and interest

credits are made on an annual basis to the participant’s

account. Pay credits are equal to a percentage of the

participant’s earnings for the year based on the sum of the

participant’s age and years of service at the end of the year under the schedule to the right.

Interest credits are made at the end of the year and are calcu-
lated on the balance of the participant’s account as of the first

AGE + SERVICE	PAY
Less than 40	2.00%
at least 40 but less than 50	2.25%
at least 50 but less than 60	2.50%
at least 60 but less than 70	3.00%
at least 70 but less than 80	3.50%
80 or more	4.00%

day of the plan year, using an interest rate based upon the yield on 30-year Treasury bonds, subject to a minimum annual interest rate of 1.95%. The participant’s pension benefit will be the amount of the balance in the participant’s account at the time that the pension becomes payable under the Retirement Plan. The pension payable to a participant whose accrued benefit under the final average pay formula was converted to the cash-balance formula at January 1, 2009, if paid in annuity form, will be increased to reflect any additional benefit which the participant would have received in that form under the traditional formula, but only with respect to the benefit accrued by the participant prior to January 1, 2009. A participant under the cash-balance formula becomes vested in a benefit under the Retirement Plan after three years of service. There are no special early retirement benefits under the cash-balance formula.

For a participant whose accrued benefit is determined under the final average pay formula, the formula calculates a life annuity payable at a normal retirement age of 65 based upon a participant’s highest average earnings over five consecutive of the last 15 years of employment. The final average pay formula provides a benefit of 36% of a participant’s final average earnings, plus 16.5% of the participant’s final average earnings in excess of Social Security “covered compensation.” This benefit accrues ratably over 30 years of service. A participant accrues an additional benefit of 1/2% of final average earnings for years of service in excess of 30. Early retirement is available at age 55 with 10 years of service. The life annuity payable at early retirement is subsidized relative to the normal retirement benefit. The payment amount in life annuity form is 97% of the full benefit amount at age 64, and 50% at age 55, with adjustments between those two ages. A participant under the final average pay formula becomes vested in a benefit under the Retirement Plan after five years of service.

Earnings for purposes of the cash-balance and the final average pay formulas generally include amounts reflected as pay on Form W-2, increased by 401(k) Plan deferrals and elective “cafeteria plan” contributions, and decreased by bonuses, expense allowances/reimbursements, severance pay, income from stock option and restricted stock awards or cash payments in lieu thereof, merchandise or service discounts, amounts paid in a form other than cash, and other fringe benefits. Annual earnings are limited as required under Section 401(a)(17) of the Internal Revenue Code.

When a participant is eligible for a pension, the participant has a choice of a life annuity, a joint and 50% survivor annuity, a joint and 75% survivor annuity, or a joint and 100% survivor annuity. Each joint and survivor annuity form is the actuarial equivalent of the life annuity payable at the same age, with actuarial equivalence determined using the IRS prescribed mortality table under Section 417(e) of the Internal Revenue Code and an interest rate assumption of 6%. Cash-balance participants may also elect a lump-sum payment option.

44	ADM Proxy Statement 2016

EXECUTIVE COMPENSATION

Supplemental Retirement Plan

We also sponsor the ADM Supplemental Retirement Plan (the “Supplemental Plan”), which is a non-qualified deferred compensation plan under Section 409A of the Internal Revenue Code. The Supplemental Plan covers participants in the Retirement Plan whose benefit under such plan is limited by the benefit limits of Section 415 or the compensation limit of Section 401(a)(17) of the Internal Revenue Code. The Supplemental Plan also covers any employee whose Retirement Plan benefit is reduced by participation in the ADM Deferred Compensation Plan. Participation by those employees who otherwise qualify for coverage is at the discretion of the board, Compensation/Succession Committee or, in the case of employees other than executive officers, the Chief Executive Officer. The Supplemental Plan provides the additional benefit that would have been provided under the Retirement Plan but for the limits of Section 415 or 401(a)(17) of the Internal Revenue Code, and but for the fact that elective contributions made by the participant under the ADM Deferred Compensation Plan are not included in the compensation base for the Retirement Plan. A participant is not vested in a benefit under the Supplemental Plan unless and until the participant is vested in a benefit under the Retirement Plan, which requires three years of service for a cash-balance formula participant and five years of service for a final average pay formula participant, for vesting. A separate payment form election is required with respect to the Supplemental Plan benefit from among the same options available under the Retirement Plan, subject to the limitations of Section 409A of the Internal Revenue Code.

Nonqualified Deferred Compensation

The following table summarizes information with respect to the participation of the named executive officers in the ADM Deferred Compensation Plan for Selected Management Employees I and II, which are non-qualified deferred compensation plans, for the fiscal year ended December 31, 2015.

Name	Executive Contributions in FY 2015 ($)(1)	Aggregate Earnings in FY 2015 ($)(2)	Aggregate Withdrawals/ Distributions in FY 2015 ($)	Aggregate Balance at 12/31/15 ($)(3)
P. A. WOERTZ	0	(9,745)	0	329,754
J. R. LUCIANO	0	0	0	0
R. G. YOUNG	0	0	0	0
D. C. FINDLAY	0	0	0	0
J. D. TAETS	327,529	(2,585)	93,136	666,482

(1) The amount reported in this column is reported as “Salary” in the Summary Compensation Table for the fiscal year ended December 31, 2015.

(2) The amounts reported in this column were not reported in the Summary Compensation Table as part of each individual’s compensation for the fiscal year ended December 31, 2015 because none of the earnings is considered to be “above market.”

(3) Of the amounts shown in this column, the following amounts were previously reported as compensation to the respective individuals in the Summary Compensation Table in previous years:

Name	Amount Reported as Compensation in Previous Years ($)
P. A. Woertz	190,563
J. D. Taets	272,626

We sponsor two nonqualified deferred compensation plans — the ADM Deferred Compensation Plan for Selected Management Employees I and II (referred to as “Deferred Comp Plan I” and “Deferred Comp Plan II”, respectively). Deferred Comp Plan I was frozen as to new participants and new deferrals effective January 1, 2005, and is maintained as a separate “grandfathered” plan under Section 409A of the Internal Revenue Code. Deferred Comp Plan II is structured to comply with Section 409A. Deferred Comp Plan II covers salaried employees of our company and its affiliates whose annualized base salary is $175,000 or more. Participation by those employees who otherwise qualify for coverage is at the discretion of the board, Compensation/Succession Committee or, in the case of employees other than executive officers, the Chief Executive Officer.

A participant in Deferred Comp Plan II can defer up to 75% of his or her base salary and up to 100% of his or her bonus. Earnings credits are added based upon hypothetical investment elections made by participants. A participant can elect each year when to be paid the base salary or bonus amounts deferred for that year, by electing to be paid upon a specified future date prior to separation from service or following retirement, in the form of a lump sum or in installments over a period of two to twenty years. If a participant separates from service prior to the elected payment date (or prior to qualifying for retirement), the payment will be made in a lump sum after separation from service, subject to the six month “specified employee” payment delay required by Section 409A. Withdrawals are allowed upon a showing of

ADM Proxy Statement 2016	45

EXECUTIVE COMPENSATION

“hardship” by the participant in accordance with Section 409A. Small account balances of $10,000 or less are paid in a lump sum only. Deferred Comp Plan II provides for “make-whole” company credits to the extent that a participant’s election to defer under the Deferred Comp Plan II causes a loss of company contributions under the 401(k) and Employee Stock Ownership Plan. No “make-whole” company credits were made on behalf of the named executive officers for Fiscal Year 2015.

A participant with an account balance remaining under Deferred Comp Plan I continues to receive earnings credits on such account based upon hypothetical investment elections made by the participant. A participant can establish up to two “scheduled distribution accounts” that are payable upon dates specified by the participant in either a lump sum or installments over a period of two to four years. A participant also can take unscheduled withdrawals of up to 25% of the balance of his or her accounts, subject to a withdrawal penalty of 10% of the withdrawn amount. Only one such unscheduled withdrawal is allowed in any year. Withdrawals also are allowed upon a showing of “hardship” by the participant. A participant’s account under Deferred Comp Plan I is paid following termination of employment. Payment following termination of employment is in a lump sum, except that a participant can elect to have installments paid over a period of two to twenty years if termination of employment occurs after retirement eligibility or due to disability.

Deferred Comp Plan I balances are fully-vested. A participant becomes vested in his or her company credits to Deferred Comp Plan II after two years of service. Unpaid amounts at death are paid to designated beneficiaries.

The hypothetical investment options available under Deferred Comp Plans I and II are determined by us and correspond with the investment options (other than our company’s common stock) that are made available to participants in the qualified 401(k) and Employee Stock Ownership Plan. These investment options are listed below, and the plan earnings credited to each participant’s account in these plans correspond to the earnings performance of the investment selected. Participants in the Deferred Comp Plans I and II may reallocate the amount of new deferrals and existing account balances among these investment options at any time. We do not set assets aside for the benefit of plan participants, but the Deferred Comp Plans I and II provide for full funding of all benefits upon a change-in-control or potential change-in-control, as defined in the plans.

In Fiscal Year 2015, the investment options available under Deferred Comp Plans I and II and their respective notional rates of return were as follows:

Deemed Investment Option	Fiscal Year 2015 Cumulative Return (1/1/15 to 12/31/15 except as noted)
ADM Galliard Stable Value Fund	1.65%
Dodge & Cox Stock	-4.49%
Ironbridge Small Cap	-1.97%
PIMCO Total Return — Instl Class	0.72%
Vanguard Institutional Index — Instl Plus Shares	1.39%
Vanguard Morgan Growth — Admiral Shares	6.86%
Vanguard Wellington — Admiral Shares	0.14%
Vanguard International Growth — Admiral Shares	-0.54%
T. Rowe Price Institutional Mid-Cap Equity Growth	6.94%
Vanguard Target Retirement 2010 Trust II	1.45%(1)
Vanguard Target Retirement 2015 Trust II	2.18%(1)
Vanguard Target Retirement 2020 Trust II	2.69%(1)
Vanguard Target Retirement 2025 Trust II	3.12%(1)
Vanguard Target Retirement 2030 Trust II	3.58%(1)
Vanguard Target Retirement 2035 Trust II	4.00%(1)
Vanguard Target Retirement 2040 Trust II	4.39%(1)
Vanguard Target Retirement 2045 Trust II	4.43%(1)
Vanguard Target Retirement 2050 Trust II	4.44%(1)
Vanguard Target Retirement 2055 Trust II	4.38%(1)
Vanguard Target Retirement 2060 Trust II	4.42%(1)

46	ADM Proxy Statement 2016

EXECUTIVE COMPENSATION

Deemed Investment Option	Fiscal Year 2015 Cumulative Return (1/1/15 to 12/31/15 except as noted)
Vanguard Target Retirement Income Trust II	1.14%(1)
Vanguard Target Retirement 2010 Trust I	-1.78%(2)
Vanguard Target Retirement 2015 Trust I	-2.72%(2)
Vanguard Target Retirement 2020 Trust I	-3.32%(2)
Vanguard Target Retirement 2025 Trust I	-3.87%(2)
Vanguard Target Retirement 2030 Trust I	-4.47%(2)
Vanguard Target Retirement 2035 Trust I	-5.03%(2)
Vanguard Target Retirement 2040 Trust I	-5.73%(2)
Vanguard Target Retirement 2045 Trust I	-5.77%(2)
Vanguard Target Retirement 2050 Trust I	-5.84%(2)
Vanguard Target Retirement 2055 Trust I	-5.90%(2)
Vanguard Target Retirement 2060 Trust I	-5.89%(2)
Vanguard Target Retirement Income Trust I	-1.41%(2)

(1) Cumulative return for the period 1/1/15 – 6/26/15.

(2) Cumulative return for the period 6/26/15 – 12/31/15.

Termination of Employment and Change-in-Control Arrangements

We have entered into certain agreements and maintain certain plans that will require us to provide compensation to named executive officers of our company in the event of a termination of employment or a change-in-control of our company. See the tabular disclosure and narrative description under the Pension Benefits and Nonqualified Deferred Compensation sections above for detail regarding payments that would result from a termination of employment or change-in-control of our company under our pension and nonqualified deferred compensation plans.

Under the terms of our time-vested restricted stock unit award agreements governing awards held by our named executive officers, vesting accelerates upon the death of the award recipient or a change-in-control of our company, and continues in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for other reasons, unvested shares are forfeited. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s unvested shares will be forfeited, and any shares that have already vested must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date they vested.

Under the terms of the stock option agreements governing awards held by our named executive officers, vesting and exercisability accelerate upon the death of the recipient or change-in-control of our company, and continue in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for reasons other than death, disability, retirement or cause, a recipient forfeits any interest in the unvested portion of any option, but retains the right to exercise the previously vested portion of any option for a period of three months. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s right to exercise any unexercised options will terminate, the recipient’s right to receive option shares will terminate, and any shares already issued upon exercise of the option must be returned to us in exchange for the lesser of the shares’ then-current fair market value or the price paid for the shares, or the recipient must pay us cash in the amount of the gain realized by the recipient from the exercise of the option.

At the time Mr. Findlay was hired in July 2013, he was awarded a time-vested RSU award and a non-qualified stock option award. In addition to the terms and conditions summarized in the preceding two paragraphs, these awards are also subject to a commitment we made in connection with his hiring that these awards would immediately vest in full if his employment were terminated by us for any reason other than gross misconduct or by Mr. Findlay for good reason. For these purposes, “gross misconduct” is generally defined as the conviction of a crime that is a felony or involves fraud or moral turpitude, or the violation of any law, contract, legal obligation or ADM policy that is materially and demonstrably injurious to our operations or reputation. “Good reason” is generally defined as a material reduction in base salary, a material adverse reduction in the scope or nature of duties and responsibilities, our failure to perform any material commitment made in connection with his hiring or a relocation of more than 25 miles in his primary work location.

ADM Proxy Statement 2016	47

EXECUTIVE COMPENSATION

The amount of compensation payable to each named executive officer in various termination and change-in-control scenarios is listed in the table below. These payments and benefits are provided under the terms of agreements involving equity compensation awards. Unless otherwise indicated, the amounts listed are calculated based on the assumption that the named executive officer’s employment was terminated or that a change-in-control occurred on December 31, 2015.

The following table lists the potential payments and benefits upon termination of employment or change in control of our company for our named executive officers. These payments and benefits are provided under the terms of agreements involving equity compensation awards.

Name	Benefits and Payments upon Termination	Voluntary Termination ($)	Involuntary Termination without Cause ($)	Termination for Cause ($)	Change in Control ($)	Disability ($)	Death ($)	Retirement ($)
P. A. Woertz	Vesting of nonvested stock options	0	0	0	3,081,725(1)	(2)	3,081,725(1)	(3)
	Vesting of nonvested restricted stock unit awards	0	0	0	13,365,385(1)	(2)	13,365,385(1)	(3)
J.R. Luciano	Vesting of nonvested stock options	0	0	0	1,440,988(1)	(2)	1,440,988(1)	(3)
	Vesting of nonvested restricted stock unit awards	0	0	0	6,118,004(1)	(2)	6,118,004(1)	(3)
R. G. Young	Vesting of nonvested stock options	0	0	0	764,317(1)	(2)	764,317(1)	(3)
	Vesting of nonvested restricted stock unit awards	0	0	0	4,266,508(1)	(2)	4,266,508(1)	(3)
D.C. Findlay	Vesting of nonvested stock options	0	0(7)	0	0(1)	(2)	0(1)	(3)
	Vesting of nonvested restricted stock unit awards	0	3,187,749(4)	0	5,309,503(1)	(2)	5,309,503(1)	(3)
J.D. Taets	Vesting of nonvested stock options	0	0	0	283,473(1)	(2)	283,473(1)	(3)
	Vesting of nonvested restricted stock unit awards	0	0	0	2,139,654(1)	(2)	2,139,654(1)	(3)

(1) Pursuant to the terms of the stock option and restricted stock unit award agreements under the 2002 Incentive Compensation Plan and 2009 Incentive Compensation Plan, vesting and exercisability of these equity awards are accelerated in full upon a change-in-control or death. The amount shown with respect to stock options was calculated with respect to options that were “in the money” as of December 31, 2015 and was determined by multiplying the number of shares subject to each option as to which accelerated vesting occurs by the difference between $36.68, the closing sale price of a share of our common stock on the NYSE on December 31, 2015, and the exercise price of the applicable stock option. The amount shown with respect to restricted stock units was calculated by multiplying the number of shares as to which accelerated vesting occurs by $36.68, the closing sale price of a share of our common stock on the NYSE on December 31, 2015.

(2) Pursuant to the terms of the stock option and restricted stock unit award agreements under the 2002 Incentive Compensation Plan and 2009 Incentive Compensation Plan, vesting of these equity awards generally continues on the same schedule after retirement or termination of employment due to disability.

(3) Because this named executive officer is not yet eligible for retirement under the terms of the ADM Retirement Plan, no current termination of employment would be considered “retirement” under any of the applicable equity-based compensation plans.

(4) In accordance with commitments made at the time of Mr. Findlay’s hiring, his 2013 stock option and restrictive stock unit awards are accelerated in full if his employment is terminated by us for reasons other than gross misconduct or by him for good reason. The amounts shown were calculated in the manner described in note (1) above.

48	ADM Proxy Statement 2016

DIRECTOR COMPENSATION FOR FISCAL YEAR 2015

DIRECTOR COMPENSATION FOR FISCAL 2015

Our standard compensation for non-employee directors consists of an annual retainer in the amount of $275,000. With respect to the $275,000 annual retainer, $150,000 must be paid in stock units pursuant to our Stock Unit Plan for Non-Employee Directors. The remaining portion of the annual retainer may be paid in cash, stock units, or a combination of both, at the election of each non-employee director. Each stock unit is deemed for valuation and bookkeeping purposes to be the equivalent of a share of our common stock. In addition to the annual retainer for fiscal year 2015, our Lead Director received a stipend in the amount of $25,000, the chairman of the Audit Committee received a stipend in the amount of $20,000, the chairman of the Compensation/Succession Committee received a stipend in the amount of $20,000, and the chairman of the Nominating/Corporate Governance Committee received a stipend in the amount of $15,000. In February 2016, the Lead Director’s stipend was increased to $30,000. All such stipends are paid in cash. We do not pay fees for attendance at board and committee meetings. Directors are reimbursed for out-of-pocket traveling expenses incurred in attending board and committee meetings. Directors may also be provided with certain perquisites from time-to-time.

Stock units are credited to the account of each non-employee director on a quarterly basis in an amount determined by dividing the quarterly amount of the retainer to be paid in stock units by the fair market value of a share of our common stock on the last business day of that quarter, and are fully-vested at all times. As of any date on which cash dividends are paid on our common stock, each director’s stock unit account is also credited with stock units in an amount determined by dividing the dollar value of the dividends that would have been paid on the stock units in that director’s account had those units been actual shares by the fair market value of a share of our stock on the dividend payment date. For purposes of this plan, the “fair market value” of a share of our common stock on any date is the average of the high and low reported sales prices for our stock on the New York Stock Exchange on that date. Each stock unit is paid out in cash on the first business day following the earlier of (i) five years after the end of the calendar year that includes the quarter for which that stock unit was credited to the director’s account, and (ii) when the director ceases to be a member of our board. The amount to be paid will equal the number of stock units credited to a director’s account multiplied by the fair market value of a share of our stock on the payout date. A director may elect to defer the receipt of these payments in accordance with the plan.

The following table summarizes compensation provided to each non-employee director for services provided during fiscal year 2015.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
A. BOECKMANN	0	275,000	0	275,000
M. H. CARTER	0	275,000	0	275,000
T. K. CREWS	145,000	150,000	0	295,000
P. DUFOUR	125,000	150,000	0	275,000
D. E. FELSINGER	25,000	275,000	10,000(3)	310,000
A. MACIEL	140,000	150,000	0	290,000
P. J. MOORE	125,000	150,000	0	275,000
T. F. O’NEILL	125,000	150,000	0	275,000
F. SANCHEZ	125,000	150,000	0	275,000
D. SHIH	125,000	150,000	0	275,000
K. R. WESTBROOK	145,000	150,000	7,000(3)	302,000

(1) As described above, $150,000 of the annual retainer of $275,000 is paid in stock units, which are reported in the “Stock Awards” column. In addition, our directors may elect to receive the remaining portion of the annual retainer in the form of cash, stock units or a combination of both. For fiscal year 2015, Mr. Boeckmann, Ms. Carter and Mr. Felsinger each elected to receive his or her entire annual retainer in the form of stock units.

(2) The amounts set forth in this column represent the grant date fair value of stock unit grants to each of the listed directors computed in accordance with the provisions of FASB ASC Topic 718. Each of the listed directors is a nonemployee director and the fair value of services provided by each director has been used to calculate the number of stock units credited to each director by dividing the quarterly fair value of the services provided by the fair market value of a share of our company’s common stock on the last business day of the quarter. For purposes of this plan, the “fair market value” of a share of our common stock on any date is the average of the high and low reported sales prices for our stock on the New York Stock Exchange on that date. The fair value of services provided by each of the directors has been determined to be $68,750 per quarter. The aggregate number of stock units credited to the account of each non-employee director as of December 31, 2015 (including mandatory stock unit grants, voluntary elections to receive stock units and the deemed reinvestment of dividends) was as follows:

Name	Number of Stock Units at 12/31/15
A. Boeckmann	26,265
M. H. Carter	143,949
T. Crews	17,171
P. Dufour	21,659
D. E. Felsinger	48,493
A. Maciel	30,776
P. J. Moore	41,354
T. F. O’Neill	36,929
F. Sanchez	4,583
D. Shih	10,015
K. R. Westbrook	50,092

(3) Consists solely of charitable gifts pursuant to the company’s matching charitable gift program which is available to substantially all employees.

ADM Proxy Statement 2016	49

DIRECTOR COMPENSATION FOR FISCAL YEAR 2015

Director Stock Ownership Guidelines

Our company has guidelines regarding ownership of shares of our common stock by our non-employee directors. These guidelines call for non-employee directors to own shares of common stock (including stock units issued pursuant to the Stock Unit Plan for Non-Employee Directors) over time with a fair market value of not less than three times the amount of the maximum cash portion of the annual retainer. Application of these guidelines will consider the time each director has served on our board of directors, as well as stock price fluctuations that may impact the achievement of the three times cash retainer ownership guidelines.

50	ADM Proxy Statement 2016

EQUITY COMPENSATION PLAN INFORMATION; RELATED TRANSACTIONS

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)
Equity Compensation Plans Approved by Security Holders	14,035,555(1)	$33.19(2)	13,804,023(3)
Equity Compensation Plans Not Approved by Security Holders	0	0	0
Total	14,035,555(1)	$33.19(2)	13,804,023(3)

(1) Consists of 3,497,643 shares to be issued upon exercise of outstanding options pursuant to the company’s 2002 Incentive Compensation Plan; 3,765,906 shares to be issued upon vesting of outstanding restricted stock units, 252,995 shares to be issued upon vesting of outstanding performance share units and 6,439,774 shares to be issued upon exercise of outstanding options pursuant to the company’s 2009 Incentive Compensation Plan; and 79,237 shares to be issued upon exercise of outstanding options pursuant to the ADM International Limited Savings-Related Share Options Scheme, all as of December 31, 2015. The ADM International Limited Savings-Related Share Option Scheme is a program whereby employees in the United Kingdom can save through payroll deductions and have the option to purchase shares at a predetermined, discounted price at a point in time in the future. The number of shares to be issued with respect to performance share unit awards is dependent on the degree to which applicable performance conditions are satisfied.

(2) Weighted-average exercise price for outstanding stock options. There is no exercise price associated with outstanding restricted stock units and performance share units.

(3) Consists of 13,804,023 shares available for issuance pursuant to our 2009 Incentive Compensation Plan as of December 31, 2015. Benefits which may be granted under the 2009 Incentive Compensation Plan are options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and cash-based awards.

Our company does not have any equity compensation plans that have not been approved by our stockholders.

Review and Approval of Certain Relationships and Related Transactions

Various policies and procedures of our company, including our Code of Conduct, our bylaws, the charter of the Nominating/Corporate Governance Committee and annual questionnaires completed by all of our directors and executive officers, require disclosure of and otherwise identify to the company transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC rules as “related person transactions” between our company or its subsidiaries and related persons. For these purposes, a related person is a director, executive officer, nominee for director, or 5% stockholder of the company since the beginning of the last fiscal year and their immediate family members.

Although the company’s processes vary with the particular transaction or relationship, in accordance with our Code of Conduct, directors, executive officers and other company employees are directed to inform appropriate supervisory personnel as to the existence or potential existence of such a transaction or relationship. To the extent a related person is involved in the relationship or has a material interest in the transaction, the company’s practice, although not part of a written policy, is to refer consideration of the matter to the board or the Audit Committee. The transaction or relationship will be evaluated by the board or the committee, which will approve or ratify it if it is determined that the transaction or relationship is fair and in the best interests of the company. Generally, transactions and series of related transactions of less than $120,000 are approved or ratified by appropriate company supervisory personnel and are not approved or ratified by the board or a committee thereof.

Certain Relationships and Related Transactions

During the fiscal year ended December 31, 2015, the brother of C. Cuddy, one of our executive officers, was employed by our company as a biodiesel trader. Such relationship was considered by the Audit Committee and found to be fair and in the best interests of our company.

ADM Proxy Statement 2016	51

REPORT OF THE AUDIT COMMITTEE

REPORT OF THE AUDIT COMMITTEE

The Audit Committee provides assistance to the Board of Directors in fulfilling its oversight responsibility to the stockholders relating to the Company’s (i) financial statements and the financial reporting process, (ii) preparation of the financial reports and other financial information provided by the Company to any governmental or regulatory body, (iii) systems of internal accounting and financial controls, (iv) internal audit functions, (v) annual independent audit of the Company’s financial statements, (vi) major risk exposures, (vii) legal compliance and ethics programs as established by management and the Board, (viii) related-party transactions, and (ix) performance of the compliance function.

The Audit Committee assures that the corporate information gathering, analysis and reporting systems developed by management represent a good faith attempt to provide senior management and the Board of Directors with information regarding material acts, events, and conditions within the Company. In addition, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditor. The Audit Committee ensures that the Company establishes, resources, and maintains a professional internal auditing function and that there are no unjustified restrictions or limitations imposed on such function. The Audit Committee reviews the effectiveness of the internal audit function and reviews and approves the actions relating to the General Auditor, including performance appraisals and related base and incentive compensation. The Audit Committee is comprised of five independent directors, all of whom are financially literate and one of whom (T. K. Crews, the Chairman) has been determined by the Board of Directors to be an “audit committee financial expert” as defined by the Securities and Exchange Commission (“SEC”).

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the annual report with management, including a discussion of the quality — not just the acceptability — of the accounting principles, the reasonableness of significant judgments, the development and selection of the critical accounting estimates, and the clarity of disclosures in the financial statements. Also, the Audit Committee discussed with management education regarding compliance with the policies and procedures of the Company as well as federal and state laws.

The Audit Committee reviewed and discussed with the independent auditor, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the effectiveness of the Company’s internal control over financial reporting, and the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the PCAOB, including their judgment as to the quality — not just the acceptability — of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the Audit Committee received the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence and has discussed with the independent auditor the auditor’s independence from management and the Company. The Audit Committee has adopted an Audit and Non-audit Services Pre-Approval Policy and considered the compatibility of non-audit services with the independent auditor’s independence. The Audit Committee recommended to the Board of Directors (and the Board of Directors approved) a hiring policy related to current and former employees of the independent auditor.

The Committee discussed the Company’s major risk exposures, the steps management has taken to monitor and control such exposures, and guidelines and policies to govern the Company’s risk assessment and risk management processes.

The meetings of the Audit Committee are designed to facilitate and encourage communication among the Audit Committee, the Company, the Company’s internal audit function and the Company’s independent auditor. The Audit Committee discussed with the internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the accounting and financial controls, and the overall quality of the Company’s financial reporting. The Audit Committee met individually with members of management in executive session. The Audit Committee held nine meetings during fiscal year 2015.

The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditor, both in fact and appearance. Each year, the Audit Committee evaluates the qualifications, performance and independence of the Company’s independent auditor and determines whether to re-engage the current independent auditor. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors’ global capabilities and the auditors’ technical expertise and knowledge of the Company’s operations and industry. Based on this evaluation, the Audit Committee has appointed Ernst & Young LLP as independent auditor for the fiscal year ending December 31, 2016. The members of the Audit Committee and the Board believe that, due to Ernst & Young LLP’s knowledge of the Company and of the industries in which the Company operates, it is in the best interests of the Company and its

52	ADM Proxy Statement 2016

REPORT OF THE AUDIT COMMITTEE

stockholders to continue retention of Ernst & Young LLP to serve as the Company’s independent auditor. Although the Audit Committee has the sole authority to appoint the independent auditors, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

T. K. Crews, Chairman

P. Dufour

A. Maciel

P. J. Moore

F. Sanchez

ADM Proxy Statement 2016	53

PROPOSAL NO. 2

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the company’s financial statements. The Audit Committee has appointed Ernst & Young LLP as our company’s independent registered public accounting firm for the fiscal year ending December 31, 2016. Ernst & Young LLP, or its predecessor firms, has served as our independent registered public accounting firm for more than 50 years.

The Audit Committee is responsible for the audit fee negotiations associated with our company’s retention of Ernst & Young LLP. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be regular rotation of the independent registered public accounting firm. In conjunction with the required rotation of Ernst & Young LLP’s lead engagement partner, the Audit Committee and its Chairman are directly involved in the selection of Ernst & Young LLP’s new lead engagement partner.

We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, our board is submitting the selection of Ernst & Young LLP to our stockholders as a matter of good corporate practice. The members of the Audit Committee, and the board, believe that the continued retention of Ernst & Young LLP to serve as the company’s independent registered public accounting firm is in the best interests of our company and its stockholders. Representatives of Ernst & Young LLP will attend the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our company’s independent registered public accounting firm for the fiscal year ending December 31, 2016. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

Fees Paid to Independent Auditors

The following table shows the aggregate fees paid to Ernst & Young LLP by us for the services it rendered during the fiscal years ended December 31, 2015 and December 31, 2014.

Description of Fees	FY2015	FY2014
Audit Fees(1)	$15,096,000	$14,802,000
Audit-Related Fees(2)	1,550,000	1,720,000
Tax Fees(3)	1,046,000	1,365,000
All Other Fees	—	—
Total	$17,692,000	$17,887,000

(1) Includes fees for audit of annual financial statements, reviews of the related quarterly financial statements, audit of the effectiveness of our company’s internal control over financial reporting, certain statutory audits, and SEC filings.

(2) Includes fees for accounting and reporting assistance and audit-related work in connection with employee benefit plans of our company.

(3) Includes fees related to tax planning advice, tax return preparation, and expatriate tax services.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted an Audit and Non-audit Services Pre-Approval Policy. This policy provides that audit services engagement terms and fees, and any changes in such terms or fees, are subject to the specific pre-approval of the Audit Committee. The policy further provides that all other audit services, audit-related services, tax services, and permitted non-audit services are subject to pre-approval by the Audit Committee. All of the services Ernst & Young LLP performed for us during FY2015 and FY2014 were pre-approved by the Audit Committee.

54	ADM Proxy Statement 2016

PROPOSAL NO. 3

PROPOSAL NO. 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, the following proposal provides our stockholders with an opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement. In considering your vote, you may wish to review the “Compensation Discussion and Analysis” discussion herein, which provides details as to our compensation policies, procedures and decisions regarding the named executive officers, as well as the Summary Compensation Table and other related compensation tables, notes and narrative disclosures in this proxy statement. This vote is not intended to address any specific element of our executive compensation program, but rather the overall compensation program for our named executive officers.

The Compensation/Succession Committee, which is comprised entirely of independent directors, and our board of directors believe that the executive compensation policies, procedures and decisions made with respect to our named executive officers are competitive, are based on our pay-for-performance philosophy, and are focused on achieving our company’s goals and enhancing stockholder value.

Accordingly, for the reasons discussed above and in the “Compensation Discussion and Analysis” section of this proxy statement, the board asks our stockholders to vote FOR the adoption of the following resolution to be presented at the Annual Meeting of Stockholders held in 2016:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis section, the compensation tables, and the related narrative disclosure in this Proxy Statement.

Although this advisory vote is not binding on our board of directors, the board and the Compensation/Succession Committee will review and expect to take into account the outcome of the vote when considering future executive compensation decisions.

The board of directors will include an advisory vote on executive compensation at each annual meeting of stockholders until the next required vote on the frequency of stockholder votes on executive compensation. The next advisory vote on executive compensation and the next advisory vote on the frequency of stockholder votes on executive compensation will be held at the annual meeting of stockholders following the fiscal year ending December 31, 2016.

The Board of Directors recommends that you vote FOR the approval of the advisory resolution on the compensation of our company’s named executive officers, as disclosed in this proxy statement. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

ADM Proxy Statement 2016	55

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS AND OTHER MATTERS

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

Proposals of stockholders, including nominations for director, intended to be presented at the next annual meeting and desired to be included in our proxy statement for that meeting must be received by the Secretary, Archer-Daniels-Midland Company, 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601, no later than November 28, 2016, and, in the case of nominations for director, no earlier than October 29, 2016, in order to be included in such proxy statement. These proposals and nominations must also meet all the relevant requirements of our bylaws in order to be included in our proxy statement. Generally, if written notice of any stockholder proposal intended to be presented at the next annual meeting, and not included in our proxy statement for that meeting, is not delivered to the Secretary at the above address between February 4, 2017 and March 6, 2017 (or, if the next annual meeting is called for a date that is not within the period from April 5, 2017 to June 4, 2017, if such notice is not so delivered by the close of business on the tenth day following the earlier of the date on which notice of the date of such annual meeting is mailed or public disclosure of the date of such annual meeting is made), or if such notice does not contain the information required by Section 1.4(c) of our bylaws, the chair of the annual meeting may declare that such stockholder proposal be disregarded.

Stockholders with the Same Address

Individual stockholders sharing an address with one or more other stockholders may elect to “household” the mailing of the proxy statement and our annual report. This means that only one annual report and proxy statement will be sent to that address unless one or more stockholders at that address specifically elect to receive separate mailings. Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not affect dividend check mailings. We will promptly send a separate annual report and proxy statement to a stockholder at a shared address on request. Stockholders with a shared address may also request us to send separate annual reports and proxy statements in the future, or to send a single copy in the future if we are currently sending multiple copies to the same address.

Requests related to householding should be made by writing Investor Relations, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666 or by calling our Investor Relations at 217/424-5656. If you are a stockholder whose shares are held by a bank, broker or other nominee, you can request information about householding from your bank, broker or other nominee.

Other Matters

It is not contemplated or expected that any business other than that pertaining to the subjects referred to in this proxy statement will be brought up for action at the meeting, but in the event that other business does properly come before the meeting calling for a stockholders’ vote, the named proxies will vote thereon according to their best judgment in the interest of our company.

By Order of the Board of Directors

ARCHER-DANIELS-MIDLAND COMPANY

D. C. Findlay, Secretary

March 28, 2016

56	ADM Proxy Statement 2016

ANNEX A

DEFINITION AND RECONCILIATION OF NON-GAAP MEASURES

DEFINITION AND RECONCILIATION OF NON-GAAP MEASURES

We use Adjusted ROIC to mean “Adjusted ROIC Earnings” divided by “Adjusted Invested Capital”. Adjusted ROIC Earnings is the Company’s net earnings attributable to controlling interests adjusted for the after-tax effects of interest expense, changes in the LIFO reserve, and other specified items. Adjusted Invested Capital is the average of quarter-end amounts for the trailing four quarters, with each such quarter-end amount being equal to the sum of the Company’s equity (excluding non-controlling interests), interest-bearing liabilities, the after-tax effect of the LIFO reserve, and other specified items. Management uses Adjusted ROIC to measure the Company’s performance by comparing Adjusted ROIC to the Company’s weighted average cost of capital, or WACC.

We use Adjusted EBITDA to mean EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) adjusted for specified items. Management uses Adjusted EBITDA to measure profitability of the Company after adjusting for certain specified items.

Adjusted ROIC, Adjusted ROIC Earnings, Adjusted Invested Capital, and Adjusted EBITDA are non-GAAP financial measures and are not intended to replace or be alternatives to GAAP financial measures. The following tables present reconciliations of Adjusted ROIC earnings to net earnings attributable to controlling interests, the most directly comparable amount reported under GAAP; of Adjusted Invested Capital to Total Shareholders’ Equity, the most directly comparable amounts reported under GAAP; of Adjusted EBITDA to net earnings attributable to controlling interests, the most directly comparable amount reported under GAAP; and the calculation of Adjusted ROIC for the period ended December 31, 2015.

ADJUSTED ROIC CALCULATION (TWELVE MONTHS ENDED DECEMBER 31, 2015)
Adjusted ROIC Earnings* $1,806 ÷ Adjusted Invested Capital* $24,741 = 7.3%

*(in millions)

ADJUSTED ROIC EARNINGS(3)	Quarter Ended				Four Quarters Ended

	Mar 31, 2015	Jun 30, 2015	Sep 30, 2015	Dec 31, 2015	Dec 31, 2015

Net earnings attributable to ADM	$493	$386	$252	$718	$1,849

Adjustments

Interest expense	81	85	69	73	308

LIFO	(2)	61	(75)	14	(2)

Other specified items	9	(56)	233	(260)	(74)

Total adjustments	88	90	227	(173)	232

Tax on adjustments	(31)	(45)	(64)	(135)	(275)

Net adjustments	57	45	163	(308)	(43)

Total Adjusted ROIC Earnings	$550	$431	$415	$410	$1,806

ADM Proxy Statement 2016	57

DEFINITION AND RECONCILIATION OF NON-GAAP MEASURES

ADJUSTED INVESTED CAPITAL(3)	Quarter Ended				Trailing Four Quarter Average

	Mar 31, 2015	Jun 30, 2015	Sep 30, 2015	Dec 31, 2015	Dec 31, 2015

Shareholders’ Equity(1)	$18,724	$18,544	$17,863	$17,899	$18,258

+ Interest-bearing liabilities(2)	6,413	6,924	6,783	5,877	6,499

+ LIFO adjustment (net of tax)	35	73	26	35	42

+ Other specified items	8	(46)	167	(362)	(58)

Total Adjusted Invested Capital	$25,180	$25,495	$24,839	$23,449	$24,741

(1) Excludes noncontrolling interests

(2) Includes short-term debt, current maturities of long-term debt, capital lease obligations and long-term debt

(3) Non-GAAP measure: The Company uses certain “Non-GAAP” financial measures as defined by the Securities and Exchange Commission. These are measures of performance not defined by accounting principles generally accepted in the United States, and should be considered in addition to, not in lieu of, GAAP reported measures.

(1)	Adjusted Return on Invested Capital (ROIC) is Adjusted ROIC Earnings divided by Adjusted Invested Capital. Adjusted ROIC Earnings is ADM’s net earnings adjusted for the after tax effects of interest expense, changes in the LIFO reserve, and other specified items. Adjusted ROIC Invested Capital is the sum of ADM’s equity (excluding noncontrolling interests), interest-bearing liabilities, the after tax effect of the LIFO reserve, and the after tax effect of other specified items.

(2)	Other specified items are comprised of U.S. biodiesel credits of $9 million ($9 million, after tax) partially offset by an income tax true-up of $1 million for the quarter ended March 31, 2015; gains on sale and revaluation of assets of $101 million ($71 million, after tax) and income tax true-up of $17 million partially offset by U.S. biodiesel credits of $14 million ($14 million, after tax) and asset impairment charges of $31 million ($28 million, after tax) for the quarter ended June 30, 2015; loss on debt extinguishment of $189 million ($118 million, after tax), asset impairment and restructuring charges of $65 million ($61 million, after tax), and U.S. biodiesel credits of $11 million ($11 million, after tax) partially offset by a gain on sale of asset of $32 million ($23 million, after tax) for the quarter ended September 30, 2015; and gains on sale and revaluation of assets of $397 million ($421 million, after tax), U.S. biodiesel credits attributable to prior periods of $34 million ($34 million, after tax), and release of valuation allowance of $66 million, partially offset by asset impairment, exit, restructuring, and settlement charges of $171 million ($141 million, after tax) and income tax true-up of $18 million for the quarter ended December 31, 2015.

(3)	ROIC Earnings of $1,806 divided by Invested Capital of $24,741 results in Return on Invested Capital of 7.3%.

ADJUSTED EBITDA (1) (IN MILLIONS)	Twelve Months Ended Dec 31, 2015
Net earnings attributable to ADM	$1,849
Net earnings attributable to noncontrolling interests	(3)
Income taxes	438
Earnings before income taxes	2,284
Interest Expense	308
Depreciation and amortization	873
EBITDA	$3,465
Adjustments:
LIFO credit	(2)
Gain on sale and revaluation of assets	(530)
Asset impairment, exit, restructuring, and settlement charges	267
Loss on debt extinguishment	189
Adjusted EBITDA	$3,389

(1) Non-GAAP measure: The Company uses certain “Non-GAAP” financial measures as defined by the Securities and Exchange Commission. These are measures of performance not defined by accounting principles generally accepted in the United States, and should be considered in addition to, not in lieu of, GAAP reported measures.’

(1)	Adjusted EBITDA is EBITDA adjusted for certain specified items as described above.

58	ADM Proxy Statement 2016

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 5:00 p.m. Eastern Time, on May 4, 2016.

Vote by Internet
• Log on to the Internet and go to http://proxy.georgeson.com/
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-877-456-7915 within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — Archer-Daniels-Midland Company’s Board of Directors recommends you vote “FOR” Proposals 1, 2 and 3.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - A.L. Boeckmann	☐	☐	☐	02 - M.H. Carter	☐	☐	☐	03 - T.K. Crews	☐	☐	☐
	04 - P. Dufour	☐	☐	☐	05 - D.E. Felsinger	☐	☐	☐	06 - J.R. Luciano	☐	☐	☐
	07 - A. Maciel	☐	☐	☐	08 - P.J. Moore	☐	☐	☐	09 - F. Sanchez	☐	☐	☐
	10 - D.A. Sandler	☐	☐	☐	11 - D. Shih	☐	☐	☐	12 - K.R. Westbrook	☐	☐	☐

		For	Against	Abstain		For	Against	Abstain
2.	Ratify the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2016.	☐	☐	☐	3. Advisory Vote on Executive Compensation.	☐	☐	☐
4.	In their discretion, upon any other business that may properly come before the meeting.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right	☐
if you plan to attend the
Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

IMPORTANT: Please sign exactly as your name(s) appear(s) above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

2016 Annual Meeting Admission Ticket

2016 Annual Meeting of

Archer-Daniels-Midland Company Stockholders

May 5, 2016

10:00 a.m. Central Time

James R. Randall Research Center

1001 Brush College Road

Decatur, Illinois

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — ARCHER-DANIELS-MIDLAND COMPANY

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on May 5, 2016

The undersigned holder of Common Stock of Archer-Daniels-Midland Company, revoking all proxies heretofore given, hereby appoints J.R. Luciano, M.H. Carter and D.E. Felsinger as Proxies, with the full power of substitution, to represent and to vote, as designated on the reverse side, all the shares of the undersigned held of record on March 10, 2016, at the Annual Meeting of Stockholders to be held on May 5, 2016 and at any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement.

This proxy when properly executed will be voted in the manner directed on the reverse side. If no direction is made, this proxy will be voted “FOR” Proposals 1, 2 and 3.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” PROPOSALS 1, 2 AND 3.

(Important – To be signed and dated on reverse side)